Exhibit 10.2

EXECUTION COPY

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”) is effective as of December 30, 2008 (“Effective Date”) by and between TD Bank, N.A., a national banking association, and Commerce Bancorp LLC (formerly known as Commerce Bancorp, Inc.) a Delaware limited liability company (“Commerce Bancorp,” and together with TD Bank, N.A., “TD”), on the one hand, and Commerce Bank/Harrisburg, a Pennsylvania banking association (“Commerce Harrisburg” as successor to Commerce Bank/Harrisburg, N.A., "Commerce N.A."), and Pennsylvania Commerce Bancorp, Inc., a Pennsylvania corporation (“PA Bancorp,” and, together with Commerce Harrisburg and Commerce N.A., “Harrisburg”), on the other hand.  Each of Harrisburg and TD is referred to herein as “Party” and collectively as “Parties.”

WHEREAS, Commerce Bancorp, Commerce Bank/Harrisburg, N.A. (the predecessor to Commerce Harrisburg) and PA Bancorp are parties to that Network Agreement dated January 1, 1997 (as amended in April 2002 and September 29, 2004, the “Network Agreement”) and Commerce Bank N.A. (now known as TD Bank, N.A.) (“CBNA”), and Commerce Bank/Harrisburg, N.A. are parties to that Master Services Agreement dated July 21, 2006 (together with its addenda, the “Master Services Agreement”);

WHEREAS, the Parties wish to terminate the Network Agreement and the Master Services Agreement prior to the expiration of their current term (together, the “Prior Agreements”), and have determined that it will be mutually beneficial to provide Harrisburg with an orderly and reasonable transition of certain services and branding, and both Parties have agreed to cooperate in good faith to achieve such transition;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I – PRIOR AGREEMENTS
Section 1.1.           Network Agreement.

(a)           Commerce Bancorp, Commerce Harrisburg and PA Bancorp hereby amend the Network Agreement, pursuant to Section 13 thereof, to add a new Section 1.4 as follows:  “The parties may terminate this Agreement at any time, for any reason or no reason, by mutual agreement.”

(b)           Commerce Bancorp, Commerce Harrisburg and PA Bancorp hereby amend the Network Agreement, pursuant to Section 13 thereof, so that any obligations of any party thereunder that were intended to survive its expiration or termination, either explicitly or implicitly, will not survive such event.  Such non-survival will not affect or modify the Parties’ obligations under this Agreement.

(c)           Effective immediately after the effect of the amendments in Section 1.1(a) and (b) and 1.2(a), Commerce Bancorp, Commerce Harrisburg and PA Bancorp hereby terminate the Network Agreement.

(d)           In full and final satisfaction of any obligations of TD to provide marketing assistance to Harrisburg under Section 4.1(d) of the Network Agreement, TD will pay Harrisburg the non-refundable amount of $250,000 on the Effective Date.

Section 1.2.            Master Services Agreement.

(a)           TD Bank, N.A. (as successor to CBNA) and Commerce Harrisburg hereby amend the Master Services Agreement, pursuant to Section 12 thereof, so that any obligations of any party thereunder that were intended to survive its expiration or termination, either explicitly or implicitly, will not survive such event.  Such non-survival will not affect or modify the Parties’ obligations under this Agreement.

(b)           Effective immediately after the effect of the amendments in Sections 1.1 and 1.2(a), TD Bank, N.A. (as successor to CBNA) and Commerce Harrisburg hereby terminate the Master Services Agreement.

Section 1.3.            Releases.

(a)           Subject to Harrisburg’s payment of any fee obligations accruing under the Prior Agreements prior to the Effective Date (which fees are set forth on Exhibit A hereto), TD hereby forever and irrevocably releases and discharges Harrisburg and its Affiliates and their respective officers, directors, employees, agents and representatives (such Affiliates and all such persons, “Related Parties”) from all pending and potential claims, demands, actions, suits, liabilities, losses, obligations, fees and costs of whatever nature, whether known or unknown, pending or future, certain or contingent (“Liabilities”) arising out of or relating to (i) the Prior Agreements (and the Lewis Road sublease referenced in Section 3.3) and Harrisburg’s compliance therewith and performance or non-performance thereunder; (ii) any rights and remedies reserved by TD in the August 26, 2008 and October 9, 2008 letters from Simpson Thacher & Bartlett LLP to J. Douglas Baldridge of Venable LLP; and (iii) Harrisburg's marketing campaign and all customer communications made by or on behalf of Harrisburg or its Affiliates prior to the Effective Date to announce Harrisburg’s new brand and the Republic Merger (as defined in Section 4.1(b)).  The term “Affiliates” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with a Party, and for greater certainty, with respect to TD, does not include TD AMERITRADE Holding Corporation.

(b)           Subject to TD’s compliance with the payment obligations set forth in Sections 1.1(d) and 3.3, Harrisburg hereby forever and irrevocably releases and discharges TD and its Related Parties from all Liabilities arising out of or relating to (i) the Prior Agreements (and the Lewis Road sublease referenced in Section 3.3) and TD’s compliance therewith and performance or non-performance thereunder; (ii) the allegations in the August 21, 2008 and October 2, 2008 letters from J. Douglas Baldridge of Venable LLP to Simpson Thacher & Bartlett LLP; and (iii) TD’s marketing campaign and all customer communications made by or on behalf of TD or its Affiliates prior to the Effective Date to announce TD’s new brand in the United States.

(c)           The releases in Sections 1.3(a) and (b) shall not affect either Party’s right to bring a claim, action, suit, arbitration or other proceeding (“Action”) against the other Party based upon (i) a breach of this Agreement (including any breaches of Articles II, III and  IV herein) or any other separate agreement between the Parties or their respective Related Parties (other than the Prior Agreements and the Lewis Road agreement); (ii) any act or omission of either Party not arising out of or relating to the Prior Agreements (except to the extent specifically released by Sections 1.3(a)(ii) or 1.3(a)(iii) and 1.3(b)(ii) or 1.3(b)(iii); or (iii) or specifically limited by Section 1.3(d)).

(d)           The releases in Sections 1.3(a) and (b) shall not affect either Party’s right to bring an Action against the other Party or the other Party's Related Parties for any direct damages, proceeds, settlements or awards paid by the first Party to a third party (and any out-of-pocket attorney's fees paid by the first Party to defend such third party Action) to the extent arising from or relating to a third-party Action brought against the first Party or one of its Related Parties for any misuse, mishandling or unauthorized access to or disclosure of such third party’s confidential information by the other Party or the other Parties' Affiliates at any time prior to the Effective Date, including with respect to third-party claims for breach of privacy laws and regulations against a Party or its Related Parties caused by the other Party or the other Party's Related Parties.  Each Party represents to the other Party that such Party does not know or have reason to know of any basis for any such third-party Action as of the Effective Date.

ARTICLE II – SERVICES
Section 2.1.           Services.

(a)           From and after the Effective Date, TD will provide (or cause to be provided) to Harrisburg the services listed on Schedule A (the "Services") until the following cessation dates: (i) for the accommodation banking services ("Accommodation Banking Services"), until 11:59 pm on December 31, 2008 (or as soon as practicable thereafter, to the extent a delay in cessation is caused by any third-party action beyond TD’s reasonable control); (ii) all services described on Schedule A-1 ("Core Services"), until 11:59 pm on July 15, 2009, or at Harrisburg's option, provided that Harrisburg gives TD at least five (5) days advance notice for such extension, until 11:59 pm on August 15, 2009 and (iii) for the services described on Schedule A-2 ("Tail Services"), until 11:59 pm on August 15, 2009.  Pursuant to Section 2.1(e), Harrisburg may terminate individual services or all services in (ii) and (iii) above at a date earlier than as set forth above.

(b)           TD shall provide, or cause the Services to be provided (i) by competent professionals in the same scope and manner and with quality and service standards consistent with past practice for the provision of such services to Harrisburg prior to the Effective Date; and (ii) in compliance with all applicable laws, rules and regulations.  TD shall not allow any Services to be changed during the Services Term (as defined in Section 8.1), other than non-material changes that do not adversely affect their timeliness, features or functionality.  TD shall not suspend or allow any Services to be suspended or discontinued during their respective terms, except in accordance with Section 3.2.  Further, TD shall be responsible for correcting, at its expense, errors caused by TD, its Affiliates or contractors in the performance of the Services or the retrieval or provision of any data or images to Harrisburg.

(c)           TD may retain third parties to assist in providing the Services, provided that (i) TD is liable hereunder for their compliance with this Agreement; (ii) upon request, such third parties will sign reasonable agreements to protect any Confidential Information (as defined in Article IX) of Harrisburg; and (iii) if Harrisburg wishes to continue any of the Services provided by such third parties after the Services Term, Harrisburg shall contract directly with such third parties and be solely and directly responsible for all applicable fees.

(d)           The Parties agree that TD is initially obligated to provide only those specific services included in the Services, even if other services were provided to Harrisburg under the Network Agreement or Master Services Agreement.  If at any time after the Effective Date, either Party discovers that TD or any of its Affiliates has historically provided any other service to Harrisburg that is not initially listed on Schedule A (each, a “Historical Service”), TD will provide or cause such Historical Service to be provided to Harrisburg in a manner that is consistent or substantially consistent with past practice, for the Services Term and for the fees historically charged to Harrisburg, and such Historical Service shall be included in the definition of “Services” for all purposes hereunder.  If at any time after the Effective Date, the Parties agree, in the sole discretion of each Party, for TD to provide to Harrisburg (i) new services that are not included in the Services or the Historical Services or (ii) any material modifications or supplements to the Services or Historical Services as currently provided as of the Effective Date (each of (i) and (ii), an “Additional Service”), the Parties shall execute additional addenda to be included in Schedule A and such Additional Services shall be included in the definition of “Services” for all purposes hereunder.

(e)           Harrisburg may terminate the provision of any Service hereunder for convenience, effective 30 days after written notice thereof to TD.  Upon the effective date of such termination, TD shall have no further obligation to provide any such Service, and fees for the terminated Service will no longer accrue but all other terms and conditions in this Agreement shall remain in full force and effect.

(f)           If the Republic Merger (as defined in Section 4.1(b)) changes Harrisburg's requirements under any pre-existing Services, the Parties will cooperate in good faith to accommodate changes that are nominal in nature and that do not increase the cost to TD of providing such Services in a material way, such as for example, the addition of logos or new names provided by Harrisburg that comply with Article IV to materials traditionally processed by TD for Harrisburg; the inclusion of Harrisburg merger mailer announcements that comply with Article IV and Section 6.2 in customer communications and statements traditionally processed by TD; and minor alterations in the manner information is reported or organized, to be able to identify data relating to Harrisburg.  Harrisburg will pay all incremental out-of-pocket fees of TD and a mutually agreed amount for TD’s incremental internal costs as a result of the above changes.  For clarity, Harrisburg acknowledges and agrees that TD is not required to accommodate any request for Services by Harrisburg to integrate with Harrisburg the back-end or infrastructure of Republic First Bancorp, Inc. as a result of the Republic Merger, or to assist with or provide marketing communications to be made by or on behalf of the Republic First Bancorp, Inc. business after the Republic Merger.  The Services, as required to be provided in this Agreement, shall continue to be provided after the Republic Merger solely with respect to Harrisburg’s legacy branches and business operations and the continuation of such business operations (including new branches of the Harrisburg business) after the relevant transaction is effectuated.

(g)           Both Parties acknowledge and agree that (subject to Section 2.6) no Services will be provided to Harrisburg after August 15, 2009.

Section 2.2.           Project Team.  TD hereby designates Robert W. Pompey and his designees, and Harrisburg hereby designates Mark A. Ritter and his designees, to act as lead coordinators and contact persons for the Services and related transition matters (the “Project Team Managers”), which may be amended by either Party upon notice.  The Parties acknowledge that they have, as of the Effective Date, agreed upon a transition project plan (the “Transition Plan”) that identifies the tasks and efforts that are necessary for an orderly transition of the Services to Harrisburg and agree to make all commercially reasonable best efforts to perform in a timely and reasonable manner their respective requests for information, tasks, duties and obligations thereunder, and to direct all communications regarding the Transition Plan to the Project Team Managers.  Each Party shall keep its Project Team Manager apprised of all material issues regarding the Transition Plan throughout the Services Term.  If a Party becomes aware of any problems regarding the Transition Plan or any circumstances that may cause or have caused a delay in Harrisburg’s transition process, it shall promptly inform its Project Team Manager and that Project Team Manager shall promptly inform the Project Team Manager of the other Party and such persons shall, as may be appropriate, confer in good faith on the appropriate response, amend the Transition Plan accordingly, and design a responsive plan of action in order to ensure that all the Services can be transitioned in an orderly manner by the end of the Services Term.

Section 2.3.            Cooperation.

(a)           Each Party shall provide the other Party and the other Party's vendors and contractors with all resources, notices and cooperation as may be reasonably necessary or desirable for (i) performance of the Services, (ii) effectuation of the Transition Plan in a timely manner  (including without limitation any related testing, data and image retrieval and conversion, and systems transition); (ii) resolution of any problems with respect to the Services or the Transition Plan; and (iii) timely, orderly and cost-effective transition of Harrisburg from use of the Services.  Both Parties agree that time is of the essence in the performance of their respective obligations required in order for the transition of Harrisburg to be accomplished in an effective and orderly manner by the dates set forth in Section 2.1 above.

(b)           Each Party shall provide the other Party and the other Party's vendors and contractors with reasonable access to its relevant personnel, premises, equipment and information, provided that such access (i) will be pursuant to a reasonably necessary request by the other Party, and (ii) complies with reasonable provisions of confidentiality.  Without limiting the generality of the foregoing, TD agrees that it will take all necessary actions during the Services Term to effectuate the retrieval, conversion and migration of Harrisburg’s data and images to Harrisburg’s systems in a timely manner within the dates set forth in Section 2.1 above.  The Parties agree to cooperate further in good faith to effect Harrisburg’s transition of Services as contemplated under this Agreement.

(c)           During and for a reasonable time after the Services Term, TD agrees to be reasonably responsive to Harrisburg's and its successors’ reasonable requests for data, materials and information relating to Services that were provided pursuant to this Agreement or the Prior Agreements and/or data and information that was collected or stored as a result thereof.  Harrisburg agrees to pay TD’s reasonable expenses to comply with such requests after the Services Term.

(d)           The Parties agree to cooperate in good faith in the event either Party is required to respond to any governmental request for information relating to the Services that were provided pursuant to this Agreement or the Prior Agreements and/or data and information that was collected or stored as a result thereof, or any audit with respect thereto.

Section 2.4.            Transition Milestones.  The Parties agree to use commercially reasonable best efforts to complete the milestone events set forth in Schedule B.  For clarity, any failure by Harrisburg or TD to meet the milestone events set forth in Schedule B will not affect Harrisburg’s right to receive the incentive fees set forth in Section 3.4.  Whenever a milestone date is materially missed, the Parties agree to confer promptly to develop a plan of action to keep the transition on course to meet the dates set forth in Section 2.1(a).  Nothing herein is intended to take away from the Project Team Managers the flexibility to mutually agree to changes in the Transition Plan, provided that neither Project Team Manager shall have the authority to request or consent to an extension of any dates set forth in Section 2.1(a).

Section 2.5.            Personnel.  Each of TD and Harrisburg agrees that TD is an independent contractor of Harrisburg, and this Agreement does not create a partnership, agency, fiduciary or joint venture relationship between the Parties or an employment relationship between a Party and the other Party’s employees or contractors.  Neither Party is authorized to enter into agreements or create obligations on behalf of the other Party.  Each Party shall be solely responsible for, with respect to its own employees and contractors: (i) filing on a timely basis, tax returns, payments and all other documents with respect thereto; (ii) paying all compensation, workers’ compensation, disability benefits, taxes and unemployment insurance; (iii) making all withholdings and deductions; and (iv) maintaining their eligibility or entitlement (or lack thereof) to any benefit under any employee benefit plan (including, without limitation, those that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee program or policy.

Section 2.6.           Harrisburg Data and Images.   TD agrees to retrieve and deliver to Harrisburg in a timely manner the data and images of Harrisburg required for the effectuation of the Transition Plan and milestone events set forth on Schedule B.  All such data and images shall be and remain at all times the property of Harrisburg, whether in the possession or control of TD, its Related Parties or its contractors.  TD shall pay its own internal and out-of-pocket costs with respect to the foregoing, including costs for CGI or any other contractors and suppliers it engages in connection therewith and for all equipment and software purchased by or on behalf of TD prior to the Effective Date.  Any costs with respect to hardware, software, equipment or third party rights to be incurred pursuant to this Section 2.6 after the Effective Date shall be governed by Section 3.4 hereunder.  Notwithstanding Section 2.1(a)(iii), the Parties acknowledge and agree that the Transition Plan cannot be completed until and unless at least seven (7) years of Harrisburg data and images are accurately retrieved and delivered to Harrisburg.  TD agrees that if TD has not provided to Harrisburg all data and images necessary for the full transition of Harrisburg's banking operations by August 15, 2009, TD will at its expense continue to store and provide access to such data and images for Harrisburg until such provision of data and images is complete and TD has delivered to Harrisburg, in a medium, to be mutually agreed to by the parties, all such data and images.  TD agrees that at no time will Harrisburg be denied both (x) possession of its data and images and (y) TD’s services with respect to storing and allowing access to same.

ARTICLE III – FEES
Section 3.1.           Fees for Services.  Harrisburg shall pay TD the fees specified in Schedule A for the Services, subject to any terms and conditions therein.  Other than the fees specified on Schedule A and the reimbursement of certain pass-through expenses as set forth in Section 3.4, no other compensation is due to TD for the Services provided hereunder.  For any such fees that are charged on a per-unit basis per Schedule A, TD shall not increase the per-unit rates during the Term, except to pass through (i) its own higher out-of-pocket costs solely to the extent arising under existing third-party agreements under which TD procures the item (e.g., the costs of credit reports furnished by third parties), (ii) increases of external costs beyond TD’s control (e.g., increases in postage or shipping costs), in a manner consistent with historical practice, or (iii) higher costs pursuant to Section 2.1(f).  For clarity, Harrisburg acknowledges that (a) if Harrisburg increases the volume of Services provided by TD on a per-unit basis, its overall cost for such Services will increase, and (b) no fees paid by Harrisburg for the Services shall be construed as a payment for the use of any intellectual property of TD during the Term, whether pursuant to Section 4.1(a) or otherwise.  Absent any conflicting language in Schedule A, which shall control in such circumstances, or a new written agreement signed by the Parties, TD shall send invoices to Harrisburg, and Harrisburg shall pay such invoices, in accordance with historical practices.  Any undisputed amounts payable shall bear interest from the fifth day after their due date, at a rate of 1% over the prime interest rate published by The Wall Street Journal on such date.

Section 3.2.           Suspension of Services.  If Harrisburg fails to pay any undisputed amounts due for the Services, and fails to cure within 30 days after written notice from TD, TD shall have the right, upon notice to Harrisburg, to suspend providing the applicable Services until such payment, together with any interest thereon as provided in Section 3.1, is received.  TD shall send notice of suspension at least five days prior to the suspension date.  The Services Term shall not be modified or extended in any manner as a result of any such period of suspension.

Section 3.3.           Furniture and Lease  Payments.  On the Effective Date, TD will pay Harrisburg the non-refundable amounts of (i) $107,527.79 for call center furniture previously provided to TD and invoiced by Harrisburg, and (ii) $42,472.21 for rent on the Lewis Road office space sublease.  Upon receipt of the foregoing payments, the furniture shall be fully paid for and the Lewis Road sublease will automatically terminate.

Section 3.4.           Other Fees and Expenses.  Absent any specific provisions to the contrary in this Agreement, each Party agrees to pay all internal and out-of-pocket fees, costs and expenses (including personnel salaries and increases, contractor and vendor fees) it and its Affiliates incur in connection with the Transition Plan and Harrisburg’s transition from the Prior

Agreements and all activities performed in connection therewith.  If either Party incurs an expense in connection with the purchase or acquisition of hardware, software, equipment or third-party rights that will remain with and be owned, leased or licensed by the other Party after the Services Term, the Party that will retain such hardware, software, equipment or third-party rights will be responsible for the expense associated with its purchase or acquisition and shall have the right to agree in advance to the price and terms upon which it will be purchased or acquired.  If from and after the Effective Date, the Parties agree that hardware, software, equipment or third-party rights must be purchased or acquired during the Services Term that will not be retained by either Party thereafter, the Parties must agree beforehand as to the price and purchase terms.  When such items are no longer needed, the Parties will make a reasonable effort to sell such items and shall split evenly any proceeds obtained from the sale thereof.

Section 3.5.           Incentive Fee.  TD will pay to Harrisburg a non-refundable fee for reimbursement of transition costs (“Incentive Fee”) as follows:  (i) US $6,000,000 if (a) all Services other than Tail Services terminate by July 15, 2009 (except any continuation of accommodation banking caused by TD) and (b) subject to Section 2.6, all Tail Services terminate by or on August 15, 2009; or (ii) US $3,250,000 if (a) all Services other than Tail Services terminate on or after July 16, 2009 but before or on August 15, 2009 and (b) subject to Section 2.6, all Tail Services terminate by or on August 15, 2009.  Harrisburg will not be penalized, and will not lose its right to receive the above Incentive Fee, if it misses any of the above deadlines due to delay caused by TD or its Affiliates or their respective contractors.  If Harrisburg qualifies for the Incentive Fee, it will be paid by TD on August 17, 2009 by check or wire transfer.  Harrisburg agrees that TD is obligated to pay an Incentive Fee only if Harrisburg meets either of the above sets of deadlines, and Harrisburg agrees that it will not be entitled to any pro rata payment for any partial satisfaction thereof.  If the Services are terminated by the dates noted above, the Incentive Fee shall be paid to Harrisburg and TD shall not withhold such payment on account of alleged breaches of other provisions of this Agreement or based on any other dispute or action between the Parties or their Affiliates.

ARTICLE IV  – TRADEMARKS AND TRADE DRESS
Section 4.1.           License.

(a)           From the Effective Date until the earlier of (i) September 30, 2009 or (ii) the date that Harrisburg notifies TD in writing that Harrisburg no longer needs the license herein (the “License Term”), TD hereby grants Harrisburg a non-exclusive, royalty-free license to use the trademarks, service marks, logos and domain names of TD and its Affiliates set forth on Schedule C and the name “Commerce Bank/Harrisburg” (the “Prior Marks”) in the form and manner consistent with past practice.  For clarity, Harrisburg may use the Prior Marks only on corporate offices, centers (including the Lewis Road facility), and bank branches that are physically located in the Pennsylvania counties comprising the territory on Schedule D (the “Territory”), but may use the Prior Marks, subject to the last sentence of Section 4.1(b)(iv), in websites, customer and corporate communications, advertising and promotional materials published, accessible or distributed anywhere to promote Harrisburg’s banking operations located in the Territory.

(b)           (i)  During the License Term, Harrisburg may use the Prior Marks only in their exact form depicted on Schedule C, or, with respect to “Commerce Bank/Harrisburg” in the form and manner consistent with past practice and, except as provided in subsections (ii) and (iii) below, may not combine any Prior Marks with other trademarks.  Subject to the foregoing sentence and the other provisions of this Article IV, Harrisburg may, during the License Term, adopt new branding that incorporates the Prior Marks in the regular course of its business to designate new financial products and services and conduct customer promotions for the Harrisburg operations.

(ii)           During the License Term, subject to the proviso in Section 4.1(b)(iii), Harrisburg may use the names “Commerce Bank,” “Commerce Bank/Harrisburg” and Pennsylvania Commerce Bancorp, Inc. as a trademark (including in the Frutiger or Univers Black Oblique typefaces and/or in the color red), and/or use the red “C” logo, in each case, in the same communication as Harrisburg’s proposed new Primary Brand (as defined in Section 4.2(a)) and/or the names and logos of Republic First Bancorp, Inc. and its banking subsidiary, solely (a) in direct mailings and other direct communications (including, by way of example, in on-premises bank branch announcements and materials) to its existing customers and/or on the website www.commercepc.com (or any other websites operated or controlled by Harrisburg), to announce or promote that the merger between PA Bancorp and Republic First Bancorp, Inc. (the “Republic Merger”) is planned or has occurred and/or that there will be a transition of the “Commerce Bank” brand to the new Primary Brand; (b) as otherwise required for regulatory and governmental purposes; or (c) as permitted as a “fair use” under applicable law.  By way of example, Harrisburg may use “[new Primary Brand] Bank, formerly Commerce Bank” and "Commerce Bank will become [new Primary Brand] Bank" but may not use “[new Primary Brand] Commerce Bank.”

(iii)            Without limiting Section 4.1(b)(ii), Harrisburg may also use (a) the names “Commerce Bank,” “Commerce Bank/Harrisburg” and Pennsylvania Commerce Bancorp, Inc. as a trademark (including in the Frutiger or Univers Black Oblique typefaces and/or in the color red) and/or (b) use the red “C” logo, in each case, in the same communication as Harrisburg’s proposed new Primary Brand (as defined in Section 4.2(a)) and/or the names and logos of Republic First Bancorp, Inc. and its banking subsidiary, in the Territory from the Effective Date until September 30, 2009, to announce or promote that the Republic Merger is planned or has occurred and/or that there will be a transition of the “Commerce Bank” brand to the new Primary Brand, and solely:  (i) for signage, collateral, and other physical or tangible materials owned, controlled or leased by Harrisburg or the surviving entity of the Republic Merger (the “Republic Survivor”) that are physically located within the Territory; (ii) for advertising placement in newspapers, magazines or other print media that are exclusively or primarily distributed and targeted or directed towards residents in the Territory (including the most Territory-specific edition available of print media with wider general circulation), subject to a reasonable disclaimer making clear that Harrisburg is not an affiliate of TD such as, by way of example, “Commerce Bank is not an affiliate of TD Bank”; (iii) for advertising placement in radio and television stations that are exclusively or primarily targeted or directed towards residents in the Territory, subject to a reasonable disclaimer making clear that Harrisburg is not an affiliate of TD such as, by way of example, “Commerce Bank is not an affiliate of TD Bank”; and (iv) on the website www.commercepc.com (or any other websites operated or controlled by Harrisburg); provided that, in each case of such uses in subsections 4.1(b)(ii) and (iii),

Harrisburg will not (x) suggest, in violation of applicable law, that TD or its Affiliates is affiliated with or endorses Harrisburg, Republic First Bancorp, Inc. or the Republic Survivor, (y) display the “Commerce Bank” and/or “Commerce Bank/Harrisburg” trademark and/or the red “C” logo in an unfavorable visual manner (e.g., distorting or breaking the “C” logo), and/or (z) depict the likeness of any past or current "director" or "senior executive officer" (each as defined in 12 C.F.R. 5.51(c)(1) and (3), respectively) of TD or its predecessors or of its Affiliates.  For clarity, Harrisburg will not breach this Section 4.1(b)(iii) or the last sentence of Section 4.1(b)(iv) if persons outside the Territory access, possess, view or hear any materials or media that comply with the above criteria in (i)-(iv) so long as Harrisburg otherwise complies with this Section 4.1(b)(iii).

(iv)           Without limiting Section 4.1(a), 4.1(b)(ii) or (iii) or Section 4.2(d) below, Harrisburg may at any time during or after the License Term also use the names “Commerce Bank/Harrisburg” and/or “Pennsylvania Commerce Bancorp, Inc.,” alone or with other names or logos, in a type font or other manner that does not give it substantial prominence or distinction, not in the color red, not using the standalone “C” logo, and not in the Frutiger or Univers Black Oblique type font on any materials or in any media inside or outside the Territory (including in connection with Harrisburg’s transition to a new Primary Brand, the Republic Merger, communications to customers of Republic First Bancorp, Inc., employment descriptions in individual biographies, and for legal and regulatory purposes) and such use shall be considered “fair use” provided that such use does not otherwise suggest, in violation of applicable law, that TD or its Affiliates is affiliated with or endorses Harrisburg, Republic First Bancorp, Inc. or the Republic Survivor.  Without limiting Section 4.1(a) with respect to Prior Marks other than the exact trademarks “C,” “Commerce,” or “Commerce Bank,” Harrisburg agrees that, during the License Term, it will not use the name “Commerce Bank” or “Commerce” or a standalone “C” logo on any materials for wide or general public distribution outside the Territory (excluding Harrisburg websites and communications to existing customers outside the Territory who bank at Harrisburg branches within the Territory) or in any print, radio or television media exclusively or primarily targeted or directed towards residents outside the Territory, except for use of the name “Commerce Bank/Harrisburg” and/or “Pennsylvania Commerce Bancorp, Inc.” and except as otherwise required for legal or regulatory purposes or employment and similar descriptions in individual biographies.

(c)           Harrisburg will use such Prior Marks solely in a manner and solely in connection with products and services that maintain quality levels consistent with those employed by Harrisburg prior to the Effective Date.  Subject to the foregoing obligation and the other provisions of this Article IV, Harrisburg may create or acquire from others new materials, merchandise and promotional programs and banking products that bear the Prior Marks and the other names referenced in Section 4.1(b)(ii) solely as permitted by Section 4.1(b) above.  Any goodwill of the Prior Marks generated by Harrisburg’s use thereof shall inure to TD as owner.  Harrisburg shall not, during or after the License Term, directly or indirectly, contest the validity or ownership of any registered trademarks or pending applications on Schedule C.

(d)           At the end of the License Term, Harrisburg has no obligation to destroy or return to TD (or to cause third parties to destroy or return to TD or to Harrisburg ) or to refuse to honor any documents, materials or items bearing the Prior Marks that are no longer in its or its Affiliates’ possession or control (including checks, check covers, debit cards, credit cards, deposit slips and withdrawal slips in the possession of customers).  Harrisburg has no obligation to request the deletion of the Prior Marks after the Term from any Yellow Pages or other directory listings, trade directories, third-party web sites, governmental records (except as provided in Section 4.4), or other third-party publications and materials not controlled by Harrisburg or its Affiliates, provided that Harrisburg will not renew or take other actions to prolong the use or display of the Prior Marks by such sources after the License Term and will reasonably cooperate with TD in all attempts to cancel or end such use or display.

(e)           Notwithstanding anything to the contrary in Section 4.6 below, if a Party becomes aware of any accidental, unintentional, nominal, or residual use of a Prior Mark or a mark on Schedule E by Harrisburg after the License Term that is inconsistent with the provisions of this Article IV, it shall promptly notify the other Party.  Such use shall not breach this Agreement, if Harrisburg immediately takes corrective action to cease or remove such use, subject to Section 4.1(d).

(f)           Harrisburg acknowledges and agrees that TD has no obligation, either express or implied, to (I) extend this trademark license after September 30, 2009; or (II) take any action after such date to assist harrisburg in transitioning to new trademarks or in mitigating its costs or expenses in connection therewith.  Harrisburg waives all of its rights (under this Agreement or otherwise) to request or claim any of the foregoing.

Section 4.2.           Harrisburg’s New Trademarks.

(a)           Primary Trademark.  Harrisburg agrees that, by September 30, 2009, Harrisburg will adopt a new primary trademark, service mark, and logo to replace the “Commerce Bank” trademark and the “C” logo (“Primary Brand”) that does not (i) begin with “Com,” (ii) contain the word “commerce” or any composite or foreign equivalent thereof (e.g., Commerz or CommerceOne); (iii) use a standalone “C” in a logo in any color or font; (iv) contain any of the word-only trademarks or service marks listed on Schedule C, or any of the terms on Schedule E (or their foreign equivalents), in each case, in any font or color; (v) contain any of the exact logos on Schedule C, and/or (vi) use the Frutiger or Univers Black Oblique fonts.  Harrisburg may change its Primary Brand at any time before or after September 30, 2009, and agrees that all of the above criteria will apply to any new Primary Brand, except the requirement in subsection 4.2(a)(i) shall expire on September 30, 2012.

(b)           Other Trademarks.  Harrisburg agrees that, after the License Term, Harrisburg will not adopt or use for banking, financial or insurance services any other trademark, service mark, logo or domain name (subject to Section 4.4) that (i) contains the word “commerce” or any composite or foreign equivalent thereof (e.g., Commerz or CommerceOne); (ii) uses a standalone “C” in a logo in any color or font; or (iii) contains any of the word-only trademarks or service marks listed on Schedule C, or any of the terms on Schedule E (or their foreign equivalents), in each case, in any font or color, (iv) contain any of the exact logos on Schedule C, provided that Harrisburg may adopt and use or announce the term “Red [day of week]” after September 30, 2010.  Harrisburg agrees that until September 30, 2012, Harrisburg will not adopt or use in the banking, financial or insurance services any trademark, service mark, logo or domain name in the Frutiger or Univers Black Oblique fonts, provided that if a Party becomes aware of any accidental, unintentional, nominal or residual use of either font before such date, it shall promptly notify the other Party, and such use shall not breach this Agreement if Harrisburg immediately takes such action to cease or remove such use.

(c)           Other Generic Terms.  Notwithstanding any other provisions of this Article IV, at any time during and after the License Term,  TD agrees that Harrisburg or its successors may use (i) the words on Schedule E in their fair, generic or descriptive sense, and (ii) any word or element contained in a trademark on Schedule C that is not listed on Schedule E in a fair, generic or descriptive sense, or as part of trademarks, service marks, slogans and other branding, whether standing alone or contained in another trademark, provided that Sections 4.2(a) or (b) are not violated.

(d)           Fair Use.  Notwithstanding any other provision of this Article IV, TD agrees that, during and after the License Term, Harrisburg has the right to make “fair use” of TD’s trademarks and service marks under U.S. law, provided that such right shall not be construed or asserted to limit any of Harrisburg’s obligations under Sections 4.1(b)(iv) (last sentence), 4.2(a) or 4.2(b).  Except for the provision on agreed “fair use” in Section 4.1(b)(iv) with respect to “Commerce Bank/Harrisburg,” and without limiting Harrisburg’s obligations under Sections 4.2(a) or (b), each Party reserves its rights as to whether any other use by Harrisburg of the “Commerce” or “Commerce Bank” name (other than as “Commerce Bank/Harrisburg”) after the License Term constitutes a “fair use” under U.S. law, and Harrisburg agrees that the release in Section 4.6 shall not apply to any such use.

Section 4.3.           Coin Counters and ATM Machines.

(a)           Harrisburg agrees that, after September 30, 2009, it will not adopt or use any trade dress or look and feel for any “Penny Arcade” coin counters displayed at Harrisburg bank branches that uses or displays (i) the name “Penny” and/or “Arcade”; (ii) a character named “Penny” or a juvenile female character that is substantially similar under U.S. copyright law or confusingly similar under U.S. trademark law to TD’s current “Penny” character; (iii) the audio and/or visual material displayed on TD’s “Penny Arcade” coin counter screens as of the Effective Date; and/or (iv) any of the Prior Marks or the trademarks listed on Schedule E.  TD agrees that if Harrisburg complies with the criteria in subsections (i)-(iv), TD, for itself and its Affiliates, hereby forever and irrevocably releases and discharges Harrisburg from all Liabilities arising out of or relating to any claim by TD or its Affiliates that Harrisburg’s or its Affiliates’ (including successors thereto) continued display or use of the coin counters located in Harrisburg’s bank branches from and after the License Term tarnishes, disparages, infringes, dilutes, or misappropriates TD’s or its Affiliates’ trademark, trade dress, copyright, design rights, patent, or other intellectual property rights, or is otherwise actionable by TD or its Affiliates under deceptive trade practices or other commercial laws.  For the avoidance of doubt, the foregoing releases shall not imply that such continued use of the coin counters after the License Term may not be subject to claims by third parties unrelated to TD or TD's Affiliates based on rights of such third parties not acquired or derived from TD or TD's Affiliates.

(b)           Harrisburg further agrees that, after September 30, 2009, it will not adopt or use any new trade dress or look and feel for any Harrisburg ATM banking machine that uses or displays any of the Prior Marks or the trademarks listed on Schedule E.  TD agrees that if

Harrisburg complies with the prior sentence, TD, for itself and its Affiliates, hereby forever and irrevocably releases and discharges Harrisburg and its Affiliates (including successors thereto)  from all Liabilities arising out of or relating to any claim by TD or its Affiliates that Harrisburg’s or its Affiliates’ continued display or use of the ATM banking machines located in Harrisburg’s bank branches or other locations within the Territory from and after the License Term tarnishes, disparages, infringes, dilutes or misappropriates TD’s or its Affiliates’ trademark,  trade dress, copyright, design rights, patent, or other intellectual property rights, or is otherwise actionable by TD or its Affiliates under deceptive trade practices or other commercial laws.  For the avoidance of doubt, the foregoing releases shall not imply that such continued use of the ATM machines after the License Term  may not be subject to claims by third parties unrelated to TD or TD's Affiliates based on rights of such third parties not acquired or derived from TD or TD's Affiliates.

(c)           The releases in Section 4.3(a) and (b) apply to coin counters and ATM banking machines that Harrisburg may, in the regular course of business, place in new Harrisburg branches in the Territory during the License Term.  For the avoidance of doubt, such releases shall not apply to any claim brought against Harrisburg by a third party relating to any new ATM banking machines and/or coin counters of Harrisburg.

Section 4.4.           Corporate Filings.  Harrisburg agrees that, by September 30, 2009, it will have made all filings and taken all actions at all applicable government agencies or offices to change its corporate, trade and similar names to names that comply with Section 4.2.  Harrisburg shall notify TD promptly after the effect of such name changes.  The Parties agree that failure of a governmental agency or office to process or approve by September 30, 2009 any filings made by Harrisburg prior thereto shall not be a breach of this Section 4.4, provided, however, that for the sake of clarity, Harrisburg acknowledges that notwithstanding the foregoing, it shall not have any right to use the Prior Marks after the License Term except as otherwise permitted in Section 4.2(d) and the sentence below.  By December 31, 2009, Harrisburg will promptly, at TD’s option and expense, cancel or transfer to TD all domain names of Harrisburg containing any term on Schedule E, and TD and Harrisburg agree that from the end of the License Term until December 31, 2009, Harrisburg may use the domain name www.commercepc.com solely to redirect Internet users to the website of the Republic Survivor (or such other replacement website owned or controlled by Harrisburg)..

Section 4.5.           Branded Materials.

(a)           Harrisburg will cease using all stationery, office supplies, customer or collateral items (e.g., “C” banks) containing Prior Marks (“Branded Supplies”) after September 30, 2009.  After the License Term, Harrisburg and its Related Parties may continue using similar stationery, supplies and customer or collateral items but they may not depict the Prior Marks.  After the Effective Date, at Harrisburg’s request, TD will provide Harrisburg with all Branded Supplies in TD’s possession that TD no longer uses, at a mutually-agreed discounted price.  Harrisburg will, at TD’s option, promptly destroy all Branded Supplies in its possession after September 30, 2009 or promptly make all Branded Supplies available for retrieval by TD (in the case of retrieval, at the place where the items are located and at TD’s cost).  TD shall notify Harrisburg of which of the above options it elects (which may vary for different types of Branded Supplies) by April 1, 2009.  Unless different arrangements have been made by the

Parties, items not retrieved within 30 days of the date by which Harrisburg has notified TD that it has earlier ceased using a particular Branded Supply will be destroyed or reasonably disposed of by Harrisburg.

(b)           Harrisburg and its Related Parties may use, copy, create derivative works of, distribute copies of and display in perpetuity any internal procedures, training manuals and other technical or business documentation relating to such procedures or manuals (“Technical Materials”) that are in Harrisburg’s possession, custody or control as of the Effective Date, provided that all such materials used after the License Term do not depict any of the Prior Marks, and further provided that this shall not require any removal of Prior Marks from legal documents, existing files and records and official forms or from back-up tapes and archived documents so long as such documents, forms, files, records and tapes are not generally visible to customers.  After the Effective Date, at Harrisburg’s request, TD will provide Harrisburg with all Technical Materials in its possession that TD no longer uses, redacted at TD’s option to remove all Prior Marks, at no additional charge.

(c)           Harrisburg will remove all Prior Marks from all of its décor, fixtures, murals, artwork, rugs, carpets, furniture, signage and promotional, customer or collateral items (including pens, lollipops, dog biscuits and stamps), materials and content in any media or format (including online, interactive displays and all user interfaces) that are in Harrisburg’s possession, custody or control and are used by or visible to the public (such materials that depict the Prior Marks are referred to as “Customer Materials”) by September 30, 2009.  The same or similar Customer Materials may continue to be used after September 30, 2009, except that they may not depict the Prior Marks.  Harrisburg will, at TD’s option, promptly destroy all Customer Materials in its possession after September 30, 2009 or promptly make all Customer Materials available for retrieval by TD (in the case of retrieval, at the place where the items are located and at TD’s cost).  TD shall notify Harrisburg of which of the above options it elects (which may vary for different types of Customer Materials) by April 1, 2009.  Unless different arrangements have been made by the Parties, items not retrieved within 30 days of the date when Harrisburg has earlier ceased using a particular Customer Material will be destroyed or reasonably disposed of by Harrisburg.

Section 4.6.           Proprietary Rights Release.

(a)           To the extent that Harrisburg complies with the provisions of Article IV, TD, for itself and its Affiliates, hereby forever and irrevocably releases and discharges Harrisburg from all Liabilities arising out of or relating to any claim by TD or its Affiliates (or the respective successors to their rights) that Harrisburg’s use or display of any trademarks, service marks, logos, domain names, trade dress, “look and feel”, or designs, of TD in existence as of the Effective Date tarnishes, disparages, infringes, dilutes or misappropriates TD’s or its Affiliates’ (subject to Section 4.6(a)(iii) below) trademark, service mark, copyright, design rights, logos, domain name, trade dress rights or other intellectual property rights existing or claimed as of the Effective Date, or violates any deceptive trade practices or other commercial laws.  This release and the other releases in this Article IV do not waive TD’s or its Affiliates’ rights under the last sentence in Section 4.2(d) or to bring an Action against Harrisburg alleging that (i) Harrisburg has not complied with Article IV, in a timely manner or otherwise, (ii) Harrisburg is infringing or diluting any new intellectual property rights that TD or its

Affiliates create, invent or adopt after the Effective Date, and Harrisburg reserves its defenses and counterclaims with respect thereto and nothing in this Agreement shall release any claims or rights with respect thereto, or (iii) Harrisburg is infringing or diluting the “TD” name and/or green shield logo or any other intellectual property rights of The Toronto-Dominion Bank, TD Bank, N.A. or its Affiliates, other than those rights relating to the “Commerce Bank” banking system, Commerce Bancorp LLC, its subsidiaries and predecessors.  If Harrisburg does not comply with any provision of Article IV, such non-compliance will not void this release in its entirety, but such release will not be in effect and may not be raised as a defense to any such instance of non-compliance.

(b)           Except as expressly provided in this Article IV, TD for itself and its Affiliates agrees that Harrisburg and its successors do not need to change, remove, delete or cease using, on account of any right of TD or its Affiliates, any other branding, name, trade dress, domain name, look and feel, policy, procedure, method of doing business, forms, office documentation and supplies and collateral materials that Harrisburg has used in connection with its Commerce Bank banking operations prior to and up to the end of the License Term.

Section 4.7.           Effect on Affiliates.  Harrisburg agrees that the provisions of this Article IV shall bind Harrisburg and its Affiliates existing as of the Effective Date (“Current Affiliates”).  Despite the foregoing, if any Current Affiliates are deemed not to be bound hereby, Harrisburg agrees that it shall be liable to TD for breach of this Article IV for any act or omission by any Current Affiliate that would breach this Article IV if committed by Harrisburg.  Notwithstanding Section 10.2(a), if Harrisburg is acquired by or merged into any third party after the Effective Date (an “Acquiror”), or if Harrisburg acquires another banking company after the Effective Date (an “Acquired Business”) Harrisburg’s obligations in Sections 4.1-4.5 and TD’s release in Section 4.6 shall be unchanged with respect to Harrisburg’s legacy branches and business operations and the continuation of such business operations (including new branches of the Harrisburg business) after the relevant transaction is effectuated, but shall not bind or extend to or from any legacy branches of the Acquiror or the Acquired Business (including new branches of the Acquiror or the Acquired Business), and the Parties and their Affiliates and any Person acquired or acquiring such business would reserve their rights in this regard.  For clarity, if Harrisburg acquires “Comet Bank” or is acquired by “Comet Bank,” (x) Harrisburg’s obligations in Sections 4.1-4.5 and release in Section 4.6 would not bind or extend to the legacy Comet Bank branches; (y) TD and its Affiliates would reserve all rights to assert infringement or other claims arising from the use of Comet Bank’s trade dress and trademarks and Comet Bank will reserve all rights and defenses with respect thereto; and (z) Harrisburg could not use the Prior Marks in connection with any bank branches of “Comet Bank” in the Territory.  This section does not alter, modify, or limit the provisions of Section 4.1(b) above.

ARTICLE V – REPRESENTATIONS AND WARRANTIES
Section 5.1.           By Each Party.  Each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, and (iii) it has all necessary rights to provide the releases in Section 1.3.

Section 5.2.           By TD.  TD further represents and warrants to Harrisburg that it shall provide the Services in a timely manner by competent professionals in the same scope and manner and with the quality and service standards consistent with past practice.

Section 5.3.           Disclaimer.  Except as expressly provided in this Agreement (including Schedule A), each party hereby disclaims all representations and warranties, either express or implied, under this Agreement or with respect to the Services, including without limitation any representations or warranties with respect to the value, suitability, merchantability, reliability, non-infringement or fitness for use of the Services.

Section 5.4.           Limitation on Liability.  Except for a Party’s indemnification obligations under Article VII, no Party shall be liable to the other Party for indirect, special, incidental, consequential or punitive damages (including business interruption losses or lost profits) arising from this Agreement or the provision of Services.

ARTICLE VI  – PARTIES’ OBLIGATIONS
Section 6.1.           Non-Solicitation.  Each Party agrees that it will not, directly or indirectly through its Related Parties, for a period of time beginning on the Effective Date until the earlier of (a) May 31, 2009 or (b) the effective date of the announced merger between PA Bancorp and Republic First Bancorp, Inc., and without the prior written consent of the other Party (which may be withheld in its sole discretion), directly or indirectly hire, employ, recruit or solicit for employment by a Party or its Affiliates any person who was, at any time during the Term, an employee of the other Party or its Affiliates at or higher than the vice president level, provided that any Party or its Affiliates may hire any employee of the other Party who responds to a general employment advertisement and is not directly or specifically solicited for employment, either alone or in conjunction with others.

Section 6.2.           Non-Disparagement.  Each Party agrees that it will not, directly or indirectly through its Related Parties, for a period of time beginning on the Effective Date until December 31, 2009, make any verbal or written official public statement that is disparaging or derogatory of the other Party or its Affiliates and would reasonably be expected to adversely affect such Party’s reputation and business dealings, except for any statements arising from or made in connection with any Action or as required by applicable law, rule or regulation.  For clarity, the Parties may engage in comparative advertising or competitive business practices so long as such advertising and practices do not violate this Section 6.2.  The provisions of Section 10.5 shall apply to any alleged breach of this Section 6.2, except that (i) the initial negotiation period in Section 10.5 shall be reduced to 10 days for the first alleged breach by each party, (ii) the initial negotiation period may be waived entirely by the aggrieved Party for any subsequent breaches by the other Party, and (iii) if a Party engages in more than one intentional breach of this Section 6.2 (as determined pursuant to the dispute resolution procedures of this Agreement), the prevailing Party in any such Action(s) to enforce this Section 6.2 may be awarded its reasonable attorney’s fees for any such dispute resolution pursuant to Section 10.5.  For clarity, the Parties agree that a breach or alleged breach of this Section 6.2 shall not give either Party the right to withhold its performance of the Services, to terminate Article IV, or to fail to otherwise comply with its obligations under other sections of this Agreement (including any payment obligations).

Section 6.3.           Parties’ Personnel.  Each Party is solely responsible for the acts and omissions of its and its Related Parties’ employees and contractors in connection with performing the Services, at all times and in any location.

Section 6.4.           Call Center Personnel.  As of the Effective Date, the Parties share use of a call center managed by TD and located at Harrisburg’s premises. The Parties agree to develop a plan within forty-five (45) of the Effective Date to (i) segregate the call center personnel so that such personnel shall be responsible as soon as possible for responding to calls solely from one Party’s customers, (ii) implement the permanent and equitable allocation of call center agents between the Parties and the potential employment by each Party of its call center agents as soon as possible, and (iii) otherwise to fully transition the call center arrangement and the relocation of the call center from Harrisburg's premises on or before July 15, 2009, including with respect to technology and other equipment, as appropriate.  All actions taken in accordance with this plan will not be deemed “Services” under Section 2.1(a).

ARTICLE VII  – INDEMNIFICATION
Section 7.1.           Indemnification.  Each Party shall indemnify, hold harmless and defend at its expense the other Party and its Related Parties from all Liabilities actually incurred by such other Party or its Related Parties to the extent (i) the indemnifiable claim arises from an Action brought by a person or entity who is not a Party to this Agreement or any of its Related Parties; and (ii) such Action arises from (x) any act or omission by the indemnifying Party or its employees or contractors in connection with the provision of the Services or (y) the indemnifying Party’s breach of this Agreement or any representation, warranty, covenant or agreement herein.

Section 7.2.           Procedure.  A Party seeking indemnification under Section 7.1 shall promptly (and in any event, within 10 business days) notify the indemnifying Party in reasonable detail of any actual or potential indemnifiable claim, provided that any failure or delay in such notice shall not relieve the indemnifying Party of its obligations hereunder except to the extent it is prejudiced thereby.  The indemnifying Party shall have the right to control the defense or settlement of any indemnifiable claim, provided that the indemnified Party must cooperate in the foregoing and may participate with counsel of its choice at its own expense.  The indemnifying Party shall not settle or compromise any indemnifiable claim in any manner that adversely affects the indemnified Party without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that no consent shall be required with respect to any settlement which (i) includes a full release of the indemnified Party from all Liabilities with respect to such indemnified claim; (ii) does not involve the imposition of non-monetary obligations or commitments that materially affect the conduct of the business or operations of the indemnified Party; and (iii) does not include an admission of fault or guilt by the indemnified Party.

ARTICLE VIII  – TERM AND TERMINATION
Section 8.1.           Term.  The term of this Agreement (“Term”) commences on the Effective Date and lasts until September 30, 2009.  The term for provision of Services by TD (the “Services Term”) commences on the Effective Date and lasts until August 15, 2009.  Without limiting the Parties’ respective rights under Section 2.1(e) or Section 3.2, neither Party has the right to terminate this Agreement, the license contained in Section 4.1(a) and the other rights under Article IV, or the provision of Services hereunder (including as a remedy for the other Party’s breach of or relating to any provision of this Agreement) other than Harrisburg’s rights pursuant to Section 8.2.

Section 8.2.           Termination for Convenience.  Harrisburg may terminate the provision of one or more specific Services pursuant to Section 2.1(e).

Section 8.3.           Effect of Termination.  Termination of one or more specific Services under this Agreement shall not affect the remainder of this Agreement, which shall remain in full force and effect.

Section 8.4.           Survival.  The expiration of this Agreement shall not affect the Parties’ rights and remedies accruing prior to such date.  The provisions of Articles I, III (with respect to fees accruing prior to termination), IV (except to the extent of obligations applicable only during the License Term or that otherwise have an express applicability period), VI (subject to the express termination dates set forth therein), VII, IX and X (except Sections 10.1 and 10.2) and Sections 2.3(c), 2.3(d), 2.5, 2.6, 3.4, 5.3, 5.4 & 8.4 shall survive such expiration or termination in accordance with their terms.

ARTICLE IX – CONFIDENTIALITY
Section 9.1.           Restrictions.

(a)           Each Party (a “Receiving Party”) agrees that it will not (i) use Confidential Information of the other Party (the “Disclosing Party”) for any reason or purpose, except as necessary to perform its obligations under this Agreement, or (ii) disclose, share, communicate, provide access to or make available any Confidential Information, directly or indirectly, to any person other than its or its Affiliates’ (subject to the last sentence of this Section 9.1(a)) employees (or their respective contractors, auditors and advisors subject to reasonable confidentiality agreements) who need to know it to perform under this Agreement or to assist the Receiving Party with a legitimate internal business task, such as the maintenance, repair, management and operation of the systems that house the Confidential Information of the other Party, conducting internal privacy and security audits, and obtaining advice on legal and regulatory matters (“Recipients”), in each case, without the Disclosing Party’s prior written consent.  Confidential Information of a Disclosing Party in the possession of the Receiving Party may be disclosed to an acquiror of the Receiving Party or a third party who has been acquired by the Receiving Party, in each case, solely for viewing and use by such acquiror or acquired party in connection with operating the new combined business, but in each case, not for a separate purpose relating to the legacy business of such acquiror or acquired business.

(b)           Without limiting Section 9.1(a), each Party agrees to take all commercially reasonable actions to safeguard and properly store the other Party’s Confidential Information so long as it is in its or its other Recipients’ possession, and to protect the other Party’s Confidential Information with the same degree of care exercised to protect its own Confidential Information of a similar nature, provided that such protection is not less than a reasonable standard of care.  Each Party is liable for any unauthorized use or disclosure of the other Party’s Confidential Information by its Recipients.

Section 9.2.           Definition.  “Confidential Information” shall mean non-public, confidential or proprietary information in any form or medium (including print, computerized or electronic), whether or not it is marked as confidential, relating to the Disclosing Party (or person who has provided same to the Disclosing Party in confidence) or its past, current or future business, activities and operations, whether provided to the Receiving Party pursuant to the Prior Agreements, this Agreement or any other agreement or relationship, including without limitation any such information relating to past, current and future: (i) finances, investments, profits, pricing, costs, and accounting, (ii) products, product distribution, services, sales, marketing, advertising and promotions, (iii) intellectual property (including patents, inventions, discoveries, research and development, processes, protocols, computer software, databases, documentation, trade secrets and business methods), (iv) personnel, compensation, recruiting and training, (v) customers, consultants, contractors, competitors, vendors, suppliers, licensees, partners, joint venturers, members or shareholders; and (vi) government and regulatory activities and approvals.

Section 9.3.           Exceptions.  “Confidential Information” does not include any information that (i) is in the public domain or known in the banking industry through no fault of the Receiving Party, (ii) is already in the Receiving Party’s possession, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with or other contractual or legal obligation of confidentiality to the Disclosing Party; (iii) is independently developed by the Receiving Party without use or reference to the Disclosing Party’s Confidential Information; or (iv) is required to be disclosed to enforce a Party’s rights under this Agreement or pursuant to applicable law, rule, regulation, order, subpoena, document request or proceeding or at the request of a governmental or regulatory authority having jurisdiction over the Receiving Party; provided that, in the case of this clause (iv), the Receiving Party provides the Disclosing Party with prompt notice of the intended disclosure (to the extent permitted to do so) and cooperates with the Disclosing Party at the Disclosing Party’s expense in any attempt to seek a protective order or similar treatment.  In addition, for clarity, notwithstanding any other provision hereof, TD agrees that TD and its Affiliates will not try to restrict or enjoin or otherwise seek a legal remedy against Harrisburg’s or its Affiliates (and their respective successors) use or disclosure at any time hereinafter of information and materials in any form or medium relating to any aspect of the business practices or operations of Harrisburg’s Commerce Bank business prior to the end of the License Term on the grounds that such information constitutes TD’s or its Affiliates’ “Confidential Information” under this or any other agreement between the parties or their Affiliates and shall not seek the return of any information or materials with respect thereto.

Section 9.4.           Remedies.  In the event of actual or threatened breach of Section 9.1, without limiting its other rights and remedies hereunder, the non-breaching Party will be entitled to seek immediate injunctive and other equitable relief in the forum in Section 10.5, without posting bond or other security.  The Parties shall cooperate to remedy any unauthorized use or disclosure of either Party’s Confidential Information.

Section 9.5.           Compliance.  Each Party shall comply with all applicable laws, rules and regulations with respect to any Confidential Information of the other Party in the first Party’s possession or control at any time, including with respect to any and all data and images relating to the other Party’s past, present and future customers (“Customer Information”).  Each Party agrees to hold, store and access the other Party’s Customer Information in accordance with privacy and security requirements of applicable federal and state privacy and other laws.  To the extent that either Party or its Affiliates becomes aware of any loss or compromise of the other Party’s Customer Information or a breach of any applicable legal privacy or security requirement with respect to the other Party’s Customer Information, it shall promptly notify the other Party and fully cooperate in all efforts to mitigate the impact of the loss, compromise, or breach.  Without limiting Section 9.1(a), neither Party will allow the other Party’s Customer Information in its or its Recipients’ possession or control to be viewed or used for its or its Recipients’ own competitive or commercial benefit or for any purpose other than to provide a service to or to otherwise benefit the Party owning such Customer Information.

Section 9.6.           Return of Information.  Except with respect to Confidential Information of a Party that is co-mingled with Confidential Information of another Party, at the Disclosing Party’s request, the Receiving Party shall promptly destroy all originals and copies of Confidential Information of the Disclosing Party in the Receiving Party or its Recipients’ possession, custody or control.  During the Services Term and for one year thereafter, TD and its Recipients will retain copies of any of Harrisburg’s Confidential Information that is co-mingled with TD’s own Confidential Information consistent with TD’s normal backup and document retention policies and practices (which shall be not less than reasonable and shall comply with applicable laws and regulations).  TD and its Affiliates and their respective Recipients will continue to protect such Confidential Information of Harrisburg in such a manner and to safeguard it as Confidential Information for as long as TD or any of its Affiliates or their Recipients holds copies of any such information.  Commencing January 1, 2010,  TD may decide to destroy such Confidential Information of Harrisburg in its possession, provided that it shall first notify Harrisburg in writing prior to such destruction and allow Harrisburg an opportunity to request a copy of any such data (at Harrisburg’s expense) within 60 days of receipt of TD’s notice.  TD shall provide any certification reasonably requested by Harrisburg or its auditors regarding the destruction of the Confidential Information of Harrisburg.

ARTICLE X  – MISCELLANEOUS

Section 10.1.           Amendments.  This Agreement shall not be amended except by written agreement of the Parties.

Section 10.2.           Assignment.

(a)           During the Term, Harrisburg may not assign this Agreement , in whole or in part (including by operation of law or a de facto assignment by a change of control) (“Assignment”), without the prior written consent of TD in its sole discretion, except that Harrisburg’s Assignment does not require such consent if it is (i) to an Affiliate as part of an internal reorganization or restructuring for tax, administrative or legal purposes; (ii) to the Republic Survivor, or otherwise in connection with any changes of control relating to the Republic Merger; (iii) to a financial buyer or Harrisburg’s successor entity if it engages in a “going private” or similar transaction in which a strategic buyer that is a competitor of TD is not a controlling party; or (iv) to a successor or acquiror that is reputable and financially solvent such that it has more than $1 billion in assets, so long as Harrisburg has provided TD with prior notice of such transaction (to the extent permitted by law).  Nothing herein shall (a) preclude Harrisburg from using Affiliates, contractors and other third parties to perform and comply with its obligations hereunder; (b) prohibit the use of this Agreement or the proceeds hereunder as collateral under general credit obligations of Harrisburg, provided that in the event of foreclosure, the assignment provisions in this Section 10.2(a) shall still apply; or (c) require any action in violation of applicable bankruptcy law.  For clarity, notwithstanding anything in this Agreement to the contrary, in the event of any permitted Assignment by Harrisburg under this Section 10.2(a), the rights and obligations under this Agreement shall continue to apply, in accordance with the express terms hereof, to the legacy business of Harrisburg existing at the time of such Assignment and as it continues to be conducted after the transaction, but shall not extend to the other businesses, bank branches or activities of the successor or acquiror (including the Republic Survivor).

(b)           TD may not effect an Assignment of this Agreement or any of its rights or obligations hereunder, in whole or in part, to any person other than an Affiliate without the prior written consent of Harrisburg, which cannot be unreasonably withheld by Harrisburg and will be deemed consented to if Harrisburg has not refused it within fifteen days of receipt of the request.

(c)           Any attempted action in violation of Section 10.2(a) or (b) shall be null and void ab initio and of no force or effect.  In the event of a permitted assignment hereunder, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Each Party is liable hereunder, and it will be considered a breach of this Agreement by a Party, for any act or omission by a Party’s Affiliates, agents, sponsors, licensees or venture partners that would breach this Agreement if committed by a Party.

Section 10.3.           Notices.  All notices must be in writing and shall be by personal service, facsimile (with telephonic confirmation of receipt), registered mail or certified mail (or its equivalent), or overnight courier to the other Party at its respective address or telephone number set forth below.  Notices shall be deemed given (i) upon confirmation of receipt, if delivered by facsimile (ii) on the first business day following the date of dispatch, if delivered by overnight courier, and (iii) on the third business day following the date of mailing, if delivered by registered or certified mail (or its equivalent).

If to TD Bank, N.A. or	If to Commerce Harrisburg or
Commerce Bancorp:	PA Bancorp:

Attention: Chief Executive Officer	Gary L. Nalbandian
and General Counsel	Chairman, Chief Executive
TD Bank, N.A.	Officer and President
1701 Route 70 East	Commerce Bank/Harrisburg
Cherry Hill, New Jersey 08034	3801 Paxton Street
Facsimile: 856.874.2423	Harrisburg, Pennsylvania 17111
Facsimile: 717.412.6182

With a copy to:	With a copy to:

Simpson Thacher & Bartlett LLP	James A. Ulsh
425 Lexington Avenue	Mette, Evans & Woodside
New York, New York 10017	3401 North Front Street
Attention: Lori E. Lesser, Esq. and	P.O. Box 5950
Ellen R. Patterson, Esq.	Harrisburg, Pennsylvania 17110-0950
Facsimile: 212.455.2502	Facsimile: 717.236.1816

and

Thomas J. Kelly, Jr.
Venable LLP
575 Seventh Street, NW
Washington, DC 20004
Facsimile: 202.344.8300

Section 10.4.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and considered as a contract made and to be performed in the State of Delaware.

Section 10.5.           Dispute Resolution.   If any dispute arises under this Agreement, the aggrieved Party shall promptly notify the other Party and the Parties shall first promptly negotiate in good faith to resolve such dispute amicably.  If such negotiations fail to reach an amicable resolution within 30 days after a Party is notified in writing of the other Party’s grievance (or a mutually agreed extension of time), the Parties agree to have the dispute resolved solely by binding arbitration in Wilmington, Delaware before a panel of three arbitrators (unless the Parties agree otherwise) in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Each Party shall appoint one of the arbitrators, and the third arbitrator will be appointed by the first two arbitrators.  Judgment on the award rendered may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, in appropriate circumstances, either Party may seek temporary or preliminary injunctive relief pending the initiation or outcome of the above arbitration in the state or federal courts located in the State of Delaware.

Section 10.6.           Construction.  Headings in this Agreement are for convenience only and shall not be used to interpret its provisions.  This Agreement shall be construed as if it were drafted jointly by the Parties.  The word “including” shall be construed to mean “including without limitation.”

Section 10.7.           Severability.  If any term of this Agreement is held to be invalid or unenforceable, such holding will not affect the validity or enforceability of any other term hereto.

Section 10.8.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute the same instrument.

Section 10.9.           Waiver/Cumulative Rights.  The failure or delay of a Party in exercising any right or remedy hereunder shall not waive any other right or remedy.  The rights and remedies of the Parties hereunder are cumulative and in addition to any other rights and remedies at law or equity.

Section 10.10.          Relationship of the Parties.  The Parties shall not be deemed partners, agents or joint venturers of each other.  Neither Party will have any right or authority to obligate or bind the other Party in any manner.

Section 10.11.          No Third Party Beneficiaries.  Except for express references to Affiliates, no person other than the Parties shall be considered a third-party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement.

Section 10.12.           Entire Agreement.  This Agreement, including the Schedules hereto (all of which are hereby incorporated herein by this reference), constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior understandings and agreements with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Transition Agreement to be executed as of the Effective Date.

TD BANK, N.A.	COMMERCE HARRISBURG
(as successor to Commerce Bank N.A.)

By: ____________________________	By:_________________________________
Name:	Name:
Title:	Title:

COMMERCE BANCORP LLC	PENNSYLVANIA COMMERCE
(as successor to Commerce Bancorp, Inc.)	BANCORP, INC.

By: ____________________________	By:________________________________
Name:	Name:
Title:	Title:

SCHEDULE A-1

CORE SERVICES

AML/BSA SERVICE AND SUPPORT

A.  Applications and Licensed Software

TD shares certain data processing, software licenses and support services with Harrisburg, as has been agreed to between the Parties from time to time.  TD and Harrisburg have agreed to apportion the cost of the following applications (each an “Application” and collectively, “Applications”):

Application	Annual Fee Apportioned to Harrisburg	Annual Maintenance Fee Apportioned to Harrisburg
Monetary Instrument Database	$731	$110
SAR Database	$1,371	$206
Suspect Analysis Report (70 Report)	$914	$137
TIN, PO BOX and DOB Report	$1,514	$227
Wire Reports	$2,734	$410
EDDO Reports	$1,402	$210
Atchley KYC	$14,893	$2,234
Atchley CTR	$12,443	$1,886
TOTAL	$36,002	$5,420

In addition, TD grants Harrisburg a nonexclusive and nontransferable license during the Services Term to use the following Applications developed by TD: Monetary Instrument Database, SAR Database, Suspect Analysis Report (70 Report), TIN, PO BOX and DOB Report, Wire Reports, and EDDO Reports (the “Licensed Software”).  Harrisburg may use the Licensed Software solely for Licensee’s internal data processing operations only.  Harrisburg shall not decompile, reverse engineer, or otherwise attempt to derive or modify the source code of the Licensed Software.

B.  Apportionment Fees

Harrisburg agrees to pay TD the annual fees set forth above as its apportioned contribution for its use of the Applications, the license to the Licensed Software and any maintenance as may be requested by Harrisburg from time to time in its discretion during the Services Term.  Such payments are to be paid directly to TD.  Payment shall be made within 30 days of the date of TD’s invoice.  Harrisburg shall also reimburse TD for Harrisburg’s portion of all applicable sales, use, gross receipts, value added or similar taxes now or hereinafter imposed by federal, state or other taxing authorities as a result of licensing the Licensed Software.

Upon delivery of each Application, TD shall invoice Harrisburg for the applicable apportioned fee.  Maintenance fees shall be invoiced annually.

C.  Expenses

Harrisburg shall reimburse TD for the following expenses: (1) expenses in the amount of $150/hour for information technology support services as may be agreed to by and between the Parties from time and time; and (2) out-of-pocket expenses actually and reasonably incurred in connection with TD’s support of the Applications and/or Licensed Software for Harrisburg.  Such expenses shall be paid directly to TD.

CASH MANAGEMENT

A.  Services to be provided:

Services Scope. The Cash Management department of TD agrees to provide various cash management product and consulting services to Harrisburg.  These services include:

Product	Detail
Commerce TreasuryDirect	Maintain website, customer service, implementation and consulting services for unique Harrisburg Web address.
ACH Services
All ACH processing through PEP+ files on behalf of Harrisburg and the processing of deletions, reversals and NOCs.  This includes direct transmissions and Commerce TreasuryDirect.  Harrisburg will also utilize PAL/VRS system for ACH control total validation prior to transmissions.  Harrisburg to be granted access to PEP+ site to perform account research.

Positive Pay	Provide daily processing, delivery through Commerce TreasuryDirect and customer service.
Account Reconcilement Services	Extend services to Harrisburg and provide processing and customer service support.
Wire Transfers
Domestic and International Wires through Commerce TreasuryDirect and via the Lotus Notes Database.  Harrisburg to be granted access to PAM, wire archive, to perform account research and run monthly reports.

CD-Rom	Provide CD ROMs of check images and statement copies for individual customers.
Controlled Disbursement	Utilize our Delaware controlled disbursement point for cash management customers. Reporting through Commerce TreasuryDirect.
Lockbox Services	Lockbox services through ImageRemit, including Web services.
Coin/Currency Services	Provide coin/currency processing through AT Systems.
Cash Management Consulting Services	Marketing materials, legal documents, proposal information, new product development.
Customer Care	8:00 a.m. to 5:30 p.m. Eastern Time each business day. 9:00 a.m. to 3:00 p.m. Eastern Time Saturday. Toll free access number.
Account Analysis	Provide account analysis system conversion/production support
Implementation Services
Provide customer implementation forms, agreements, and actual customer implementation with 45 day post follow-up.  Harrisburg to be granted access to Lotus Notes Cash Management Implementation database to initiate new account set-ups.

B.  TD Service Level Commitment and Responsibilities:

TD Responsibilities.

1.	TD agrees to provide the following Service Level Standards:

o	Controlled Disbursement Information Reporting – First Presentment 8:30 a.m., Second Presentment 10:30 a.m. - meet deadline 98% of the time.
o	Commerce TreasuryDirect® Previous Day Balance Reporting – 7:00 a.m. – meet deadline 100% of the time.
o	EDI Reporting – 8:30 a.m. – meet deadline 95% of the time.
o	On-Time Delivery of Full Reconcilement Statements – 100% by 3rd Business Day.
o	On-time Delivery of Partial Reconcilement Statements – 100% by 3rd Business Day.
o	ACH Memo Post – 7:30 a.m. – meet deadline 95% of the time.
o	Customer Care – average speed of answer: 40 seconds or less, 95% of the time.
o	Wire Transfers Domestic - 95% of wires completed within 1/2 hour.

2.	TD agrees to keep Harrisburg informed of planned and proposed major system changes.

3.	TD agrees to provide monthly written reports to Harrisburg that demonstrates TD’s performance under the foregoing Service Level Standards.

4.	TD agrees to notify Harrisburg of system outages or other processing difficulties that might affect Harrisburg work.

5.
TD agrees to cooperate with any third party authorized to examine Harrisburg for audit or regulatory purposes (including but not limited to the Office of the Comptroller of the Currency) and provide specific information to Harrisburg as requested by such third parties.

C.  Harrisburg Responsibilities:

1.	Harrisburg will provide timely, accurate and complete customer information for customer implementations, including all appropriate set-up forms and agreements.

2.
Harrisburg will perform appropriate customer due diligence and maintain appropriate documentation within Harrisburg files as required by the USA Patriot Act.  This documentation will be made available to TD in the event that TD is required by a regulatory agency or a judicial proceeding to produce such documentation.

D.  Fees and Costs:

Fees.  As consideration for services, Harrisburg shall pay the monthly fee set forth on the Pricing Exhibit attached hereto.

Expenses.  Not applicable, but see Additional Charges.

Additional Charges.   Harrisburg shall pay fees for pass-through expenses, such as third-party processing, forms, supplies, plastics, and other materials.  Harrisburg shall furnish (or, if TD agrees to so furnish, reimburse TD for) any special forms, supplies or courier services applicable to the provision of the services listed herein.

Invoicing. TD will produce a monthly invoice on or around the first of the month and TD  shall process a direct debit to Harrisburg’s account on or around the 15th business day of the same.

CASH MANAGEMENT - Pricing Exhibit

Service	Price

A20000 CD-ROM MAINTENANCE	10.00
A20001 CD-ROM ACCOUNTS	3.00
A20002 CD-ROM ITEMS	0.020

B20001 ACH MONTHLY MAINTENANCE (Cash Mgt)	10.00
B20002 ACH FILES PROCESSED (Cash Mgt)	7.00
B20003 ACH ORIGINATED ITEMS (Cash Mgt)	0.06
B20004 ACH REVERS/DELET ITEMS (Cash Mgt)	2.50
B20005 ACH BATCH MAINTENANCE (Cash Mgt)	5.00
B20006 ACH RETURN ITEMS (Cash Mgt)	3.00
B20008 ACH NOTICE OF CHANGE (Cash Mgt)	1.50
B20009 ACH DEBIT BLOCK MAINT (Cash Mgt)	2.50
B20015 CORP PAYMENT NOTIFICATION RECORDS (Cash Mgt)	0.75

Rapid Deposit 1-5 Accts	75.00
Rapid Deposit 6-9 Accts	85.00
Rapid Deposit >10 Accts	95.00
Rapid Deposit Additional Scanner	35.00

C00001 ARP FULL RECON	50.00
C00002 ARP PARTIAL RECON	15.00
C00003 POSITIVE PAY	25.00
C00004 ARP ISSUED ITEM FILES	5.00
C00006 ARP FULL/POS PAY ITEMS	0.03
C00012 ARP PAID ITEM EXTRACT FILES	15.00
C00013 POS PAY SCRUBBED FILE	0.00
C00017 ARP FULL W/POS PAY	50.00
C00019 ARP PARTIAL RECON ITEMS	0.03
C00020 PAID/DEPOSIT ITEM EXT FILE -W	60.00
B10001 COMMERCE TREASURYDIRECT	75.00
WIRE TRANSACTIONS (TOTAL)	2.00
ACH TRANSACTIONS (TOTAL)	0.02
ESCROW MASTERS	10.00
DATA EXCHANGE	30.00
DATA EXCHANGE ITEMS	0.10
* Wire FAX	50.00
TRAINING/PER HOUR	75.00
Serial Sort - Number of Accounts	30.00
Serial Sort - Number of Items Processed	0.06
**Corp. Payment Notification	10.00

SecurePay Setup Fee	400.00
Government Banking
Public Fund Deposit Report	125.00
Public Fund/Nonprofit Relationship Review Report	375.00

** FEES FOR ADDITIONAL SERVICES MAY BE ADDED AS REQUIRED

INTERNATIONAL WIRES

A.  Services to be provided:

 The TD International Department provides various International Wire processing to Harrisburg.  The Parties agree as follows:

Services Scope.  TD shall provide support and processing services to Harrisburg customers in response to wire support requests (for incoming and outgoing international wires) submitted by Harrisburg.

B.  Harrisburg Responsibilities:

Harrisburg submits wire support request(s) from time to time by authorized representatives of both Parties and which reference this portion of Schedule A.

C.  Fees and Costs:

Fee.  As consideration for processing of an International Wire, a $10.00 per transaction fee shall be assessed.

Expenses and Additional Charges.  None.

Invoicing.  Fee charged per transaction at the time service rendered.

INFORMATION TECHNOLOGY

A.  Services to be provided:

The Information Technology Department of TD provides various software and services to Harrisburg.  The Parties agree as follows:

1. Services Scope.

(a) Software, including software maintenance updates to third party products (“Software”) and related services are listed on Exhibits A, B and C, attached hereto.  TD and Harrisburg are authorized users of the Software included in such Exhibits.  As such, Harrisburg will receive updates to the software as they are offered to and implemented by TD.

(b) TD technical services, identified as “infrastructure services,” involve hardware management and operational support for TD’s systems, and any applicable communications equipment operating as of July 21, 2006, located at TD’s primary data center at 1700 Horizon Way, Mt. Laurel, NJ (the “Data Center”).

Unless otherwise provided herein, TD shall provide Harrisburg and its authorized users with technical support regarding the use of such services.  Such support shall include: (1) reasonable telephone, facsimile and e-mail “hot-line” support during Harrisburg’s business hours; and (ii) on-site support as is necessary to maintain the Services in accordance with the representations and warranties set forth in this portion of Schedule A.

2.  Consulting Services.  At Harrisburg’s request, which TD may refuse in its reasonable discretion, TD shall provide Harrisburg with consulting services relating to information technology Project Management Services (including development, programming, installation, implementation, projects, and project related support), Moves, Adds, Change Services, and other information technology services that the Parties shall mutually agree upon (“Consulting Services”).  Such Consulting Services are subject to the fees set forth below.

Additional TD Responsibilities.

1.	TD agrees to provide 99% availability for all systems, except during scheduled maintenance or scheduled outages.

2.
TD agrees to make available any applicable TD systems in the event of an emergency affecting only Harrisburg systems.  TD shall maintain a hot backup site with sufficient capacity to restore core data processing and delivery systems for Harrisburg in the event of a disaster.  If such an event occurs, TD shall not give Harrisburg systems and data lesser priority than granted to TD data and systems.

3.	TD agrees to notify Harrisburg of information technology system outages or other processing difficulties that might affect Harrisburg work.

4.	TD agrees to cooperate with any third party authorized to examine Harrisburg for audit or regulatory purposes and provide specific information to Harrisburg as requested by such third parties.

B.  Harrisburg Responsibilities:

1.	Harrisburg will be obligated under all licensee obligations as they may apply and as modified by this agreement.

2.
Harrisburg will purchase and maintain, at its own expense, all such data processing hardware and communications equipment which it owns, and which is necessary to facilitate the proper use of and receipt of the data processing services supplied by TD.

3.	Harrisburg will comply with TD’s security policies and related procedures.

4.	Harrisburg will report to TD any and all technical issues that TD needs to address by contacting the IT Helpdesk at (856) 222-3601.

5.
Harrisburg shall submit to TD a Written Service Request for Consulting Services, as needed.  The Consulting Services shall reference this portion of Schedule A and be effective upon written acceptance by authorized representatives of both parties.

C.  Fees and Costs:

Fees. Harrisburg agrees to pay TD a base monthly fee of $50 per million dollars in Harrisburg assets on or about the 1st of each month.  The fee is subject to modification if the products and services provided herein are modified as agreed by the parties.  Harrisburg agrees to pay its share of the Bankway license fee.  Harrisburg receives the benefit of a discounted rate by being included with Bancorp’s (as defined in the Agreement) total assets.  This fee is based on Harrisburg’s asset total as of March 31st of the current year that is included with TD and other banks for the purpose of calculating the annual Bankway license fee based on the Metavante Agreement.  Harrisburg’s asset size as of March 31st of each year should be reported to TD by April 30th of each year.  For purposes of this schedule, the current fee calculation shall be as follows: for Bancorp’s total assets between $40 billion to less than $50 billion, applicable rate will equal $103-[(asset size in millions-40,000) x ..0011].  This shall be due the first day of July every year.  Note: as Bancorp’s assets exceed $50 billion, the above calculation changes in accordance with the Bankway License Agreement.

Compensation. As consideration for Consulting Services, Harrisburg agrees to a time and material cost of $100 per hour.

Expenses and Additional Charges.  Harrisburg shall reimburse TD for all out-of-pocket expenses, such as travel, lodging and the like, which are incurred at the request of and approved by Harrisburg.  All other expenses are the responsibility of TD.  Software licenses listed in Exhibit B are subject to additional allocation payments by Harrisburg: (a) purchased hardware and per unit third-party costs should be directly allocated based on specific Harrisburg units; (b) shared costs, including enterprise-wide software licenses, should be allocated based on proportional usage as negotiated by authorized TD and Harrisburg representatives, to the extent such costs are not covered by this Schedule A or a further agreement between the Parties.  Harrisburg and TD representatives must be able to document the criteria used as part of the negotiated pricing schedule

INFORMATION TECHNOLOGY - Exhibit A

Vendor	Product
Momentum	Momentum
Attachmate	Extra
IBM	Operating System
IBM	Lotus Notes (Mail)
IBM	Lotus Notes (Databases)
Front Range	Heat
Sungard	Disaster Recovery
LURHQ	Intrusion Detection Services
Novell	Enterprise License Products*
Microsoft	Office Suite*
RIM	Blackberry Enterprise Server
EMC	Storage Area Network
HP	Storage Area Network
*           see individual vendor contract for list of products

INFORMATION TECHNOLOGY - Exhibit B

Vendor	Product

Metavante	Bankway
Metavante	AFS*
CheckFree	Pep+
Corrillian	Commerce Online (Voyager)
Carreker	AS/19 and AS/16
Princeton E-Com	Commerce Bill Payer
SI	Yes2003 (Telephone Banking)
Mgnet	Commerce Treasury Direct
Fundtech	Pay Plus
Harland	Encore!
Harland	Flextran
Harland	LaserPro
Magtec	Magtec
Metavane	ISVIEW
Sigtech	Signature Technology
MCOM	Penny Arcade
Bancware	Convergence
Baker Hill	One Point
US Treasury Department	Saving BondPro
*           see individual vendor contract for list of products

INFORMATION TECHNOLOGY - Exhibit C

Business As Usual Services
Commerce Bank Network including routers, hubs, Wide Area Network connectivity
Intrusion Detection Services
Commerce Bank Firewalls
Virus Management Services
Patch Management Services
Remote Access Capability and Service
Data Security Functions
IT Procurement Functions
Help Desk Functions (Level 1)
Disaster Recovery Functions
Moves, Adds and Changes (includes only branch openings)
Storage Area Network (EMC and HP)
Xerox Print Services
Offsite Media Storage Services for Disaster Recovery
System Administration Services
Mail Services

DEPOSIT LOSS PREVENTION

A.  Services to be provided:

TD shall provide the following fraud prevention, detection and analysis services to Harrisburg:

1.	Wire Transfer Review. Analyze all outbound wire transfers exceeding predetermined thresholds to validate the legitimacy of the funds being transferred.

2.
System Support.   Ensure all fraud systems are maintained and updated in accordance with vendor specifications.  Monitor system performance and support the initiation and implementation of required enhancements and modifications.  Ensure the balance reduction process is completed timely, when appropriate.

3.
Overdraft Account Administration.  Ensure the Process/System utilized to generate weekly management reports is functioning as intended and update/enhance the system/process as required.  Generate daily management reports timely.

4.
Debit Card Fraud System Support.  Monitor system performance and support the initiation and implementation of required enhancements and modifications.  Design and implement fraud strategies based upon scoring as well as mutually agreed upon operating procedures.

Additional TD Responsibilities.

1.	TD will ensure that balance reductions associated with the deposit/check fraud and warning processes are applied immediately upon completion of the prerequisite processes.

2.	Wire transfers initiated through Lotus Notes will be reviewed and approved within 30 minutes of receipt in the loss prevention review database. Harrisburg will be contacted immediately when warranted.

3.	TD agrees to evaluate systems/process enhancement requests as appropriate and provide Harrisburg with an appropriate response and implementation plan if applicable.

4.	The overdraft report will be generated and distributed each day by TD unless an unavoidable delay is communicated to Harrisburg.

5.	TD agrees to evaluate Visa debit card fraud system/process/strategy enhancement requests as appropriate and provide Harrisburg with an appropriate response and implementation plan if applicable.

B.  Harrisburg Responsibilities:

Harrisburg will provide timely, accurate and complete response for decisions on services required to meet established deadlines.

C.  Fees and Costs:

Fees.  Harrisburg agrees to pay the fees set forth in the attached Pricing Exhibit.

Expenses and Additional Charges.  Harrisburg shall pay fees for pass-through expenses, such as special forms, courier services, special requests, and other charges incurred by TD for goods and services obtained by TD on Harrisburg’s behalf.  These shall be billed to Harrisburg at cost.

Invoicing.  TD will produce a monthly invoice on or around the 1st of each month and process a direct debit to Harrisburg’s account on or around the 25th of the same month.

DEPOSIT LOSS PREVENTION - Pricing Exhibit

Service*	Monthly Hours	Unit Cost	Monthly Cost
Wire Transfer Review	5
Miscellaneous Fraud Detection Functions	2
Daily Overdraft Report Generation	5
Total	12	$25.00	$300

Pass Through Costs
Processing
Early Warning Deposit Check Batch	as billed
Early Warning Deposit Check Real Time	as billed
Visa Checkcard/Falcon	as billed
Maintenance**
AFS Fraud	$93/month
AFS Teller Vision	$162/month

System Administration***
(including but not limited to: Deposit Fraud System, Early Warning, ATM Deposit Float, Wire Transfer Review, Overdraft Reporting, Visa Debit Card Fraud System)	N/C

* Service hours and costs will be reviewed and adjusted (as applicable); interim adjustments will be required if new services are implemented or Harrisburg requests adjustments to parameters and TD agrees, which result in significant volume increase.

** Maintenance costs will be allocated at a percentage equivalent to the percentage of Harrisburg’s branches (currently [6.5]%).

***System Administration will continue to be provided at no cost unless Harrisburg requests enhancements/modifications unique to Harrisburg.  If applicable, a statement of work and cost estimate will be provided to Harrisburg prior to project initiation.

CARD PRODUCTION

A.  Services to be provided:

TD shall provide card expiration re-issue, production, support and distribution services to Harrisburg for all ATM and debit card account holders of Harrisburg.

TD shall rely on information provided by Harrisburg and shall have no obligation or responsibility to audit, check or verify the items provided to: (a) verify account names, threshold, limits, addresses, fees and charges imposed by Harrisburg on its customers and other similar matters on all debit/credit cards produced to TD; (b) place stop payments and holds on accounts; and (c) determine the accuracy, completeness or authenticity of account holders, account information or account statuses.

B.  Harrisburg Responsibilities:

1.	Harrisburg shall deliver to TD all items in a condition consistent with generally accepted requirements of a high-speed image processing operation.

2.	Harrisburg shall assume full responsibility for the accuracy, completeness, and authenticity of all account holders and account information furnished to TD.

3.	Harrisburg shall provide to TD all data, information, management decision(s), regulatory interpretations and policy guidelines as TD reasonably requires.

4.
Harrisburg shall provide to TD all contact lists and escalation procedures to ensure that production problems and other issues requiring attention are addressed on a timely basis by the appropriate individual(s).

C.  Fees and Costs:

           Fees.  Harrisburg shall pay a transaction fee of $5.81 per card issued and mailed via express courier, and $1.34 per card issued and mailed via regular postal mail.

           Expenses and Additional Charges.  None.

  Invoicing. TD will produce a quarterly invoice payable by Harrisburg within 30 days of presentment.

CURRENCY RECONCILEMENT

A.  Services to be provided:

TD shall provide currency reconciliation recap services for Harrisburg’s branch network.

Teller Change Calls Process.  Change calls will not appear on Store Recap and will be posted to a “Teller Difference in Process” GL.  Harrisburg will have 5 days to clear any teller changes from the GL, beyond that if they are unrecoverable, they will require Harrisburg to move the amounts to the “Teller Differences” GL.  All changes under $5.00 will automatically post to Harrisburg’s “Other Differences” GL.  After submission of Harrisburg recap, TD will post a Teller Change Report for review and action by Harrisburg for Teller Differences in Process postings.

Additional TD Responsibilities.

1.
TD shall assist in all change research requests.  The requests will be answered in the order in which they were received.  Prior day changes must be requested through voicemail or email sent to TD following the published Store process.

2.	TD shall provide the teller cash recap report via email by 11:00 am daily, provided that store recaps were submitted by Harrisburg by the prior day deadline as published in the Store process.

3.	TD shall notify Harrisburg at agreed upon timing when a store recap has not been submitted.

4.	TD shall assist with research requests for store changes.

B.  Harrisburg Responsibilities:

1.	Harrisburg shall review and communicate actions from teller change reports and teller cash reports as provided by process.

2.
Harrisburg shall input and forward to TD all branches’ currency teller recaps before 7:30 p.m. daily for the current settlement date via the store cash recap.  If, for any reason, this deadline cannot be met, notification to TD must be made via voicemail or email to TD following the published Store process.

3.
Harrisburg shall communicate the following content for currency changes: branch name or number, the date the change was received, the change call amounts (=/-), the teller number, and if the adjustments relate to the cash-ins or cash-outs.

4.	Harrisburg shall assume full responsibility for the accuracy, completeness, and authenticity of information furnished to TD.

5.	Harrisburg shall provide to TD all data, information, management decision(s), regulatory interpretations and policy guidelines as TD reasonably requires.

C.  Fees and Costs:

             Fees.  None.

Expenses and Additional Charges.  Harrisburg shall pay fees for pass-through expenses, such as forms, supplies, plastics, and other materials.  Harrisburg shall furnish (or, if TD agrees to so furnish, reimburse TD for) any special forms, supplies or courier services applicable to the provision of the services listed herein.

CENTRALIZED CUSTOMER SERVICE

A.  Services to be provided:

TD shall provide customer call center operations for Harrisburg at Harrisburg’s facility located at 3801 Paxton St., Harrisburg, Pennsylvania (PAXTON).  TD shall provide the following call center and directory services to Harrisburg on a 24/7 basis:

1.	Perform call center strategies and activities for Harrisburg to the extent allowed for TD’s own processing, including but not limited to:

•	Answer calls for Harrisburg’s published customer service number
•	Interbank and Intrabank telephone transfers
•	Stop Payments
•	Research Requests
•	Memo Posting and grant provisional account credit
•	Account Information Inquiry and Update
•	Fee Reversals
•	Account Freeze/Hot Card
•	Order Checks and ATM Cards
•	COL PIN Reset
•	Call requiring Spanish translation
•	Fraud Unit Call and Reporting
•	Temporary/Limit Increase/authorization overrides
•	Customer Authentication

2.	Provide the following change management services:

•
Inform Harrisburg of technology changes for PAXTON call center utilizing TD’s change management process, including Harrisburg participation in TD’s change control meetings.  TD will notify Harrisburg in advance of any technology changes that will impact Harrisburg.

•	Notice to vendors for shared PAXTON call center support shall be handled by TD for vendors providing PAXTON infrastructure, and shall supersede Harrisburg requests for the same.

•	Resolve conflicts between Harrisburg and TD directions to mutual vendors for conflicting system changes through the change management and escalation process, including parties’ risk/impact assessment.

•	Minimize impact to Harrisburg, to the extent possible, when making changes to the PAXTON call center environment.

3. Provide communication and issue escalation services.  All

PAXTON call center technology issues shall be reported to TD.  Harrisburg will not be specifically notified of PAXTON call center issues unless there is a reasonable likelihood that such issues will affect Harrisburg.  In the event that a technology issue does affect Harrisburg, TD will be responsible for problem determination and issue resolution.  TD will communicate to Harrisburg the results of findings until the issue is closed, frequency to be agreed upon by both parties.

4.
Provide Harrisburg with standard service level reports as requested and published in Wow! Metrics and Risk Management reporting for operational measurement.  Custom reports requested may be handled as billable services under this agreement.

TD will extend the same standards of service and performance monitoring to Harrisburg as it applies to its own processing.

B.  Harrisburg Responsibilities:

1.	Provide TD with account inquiry and update access to Harrisburg accounts as needed to support service and support, and call transfer capability into Harrisburg telephone banking system (IVR).

2.	Provide to TD such data and information that may affect maintenance of customer call center operations service continuity.

3.	Lease to TD sufficient space at PAXTON to accommodate approximately 175 agent seats and appropriate TD support staff (4).

4.	Provide TD with training space and 24/7 access to facilities to appropriately support TD call center.

5.	Ensure TD with uninterrupted building access (24/7), workspace, configuration space for computer and telephony equipment, and a secured storage.

6.
Ensure TD is provided with access to data center, wiring closets, telecom demarcation points, server racks, patch panels, power sources, data communications equipment, telecommunications equipment, servers, and workstations.

7.
Provide TD with remote/local support administrative access to computing and telecommunications equipment applicable to the provision of services, so TD may modify hardware or software configuration as necessary.

8.	Provide TD with network port capacity to accommodate computer and telephony equipment required for approximately 175 all center agent seats and 4 support staff.

9.	Change management obligations:

•
Notify TD in advance for Harrisburg technology changes outside the PAXTON call center that may/will impact the call center environment.  Such changes shall be implemented following TD’s change management and escalation process.

•	Restrict and enforce Harrisburg controls of its staff to TD infrastructure located in PAXTON.

•	Refer to and notify TD of all required vendor communications related to the PAXTON infrastructure.

•	Resolve change request conflicts between TD and mutual support vendors through the change management and escalation process, to include a risk/impact assessment.

10.
Provide communication and issue escalation services.  In the event that a technology issue at PAXTON unrelated to the call center infrastructure affects the PAXTON call center, Harrisburg shall be responsible for problem determination and issue resolution, and shall communicate to TD management the results findings until the issue is closed (frequency to be agreed upon by both parties).

C.  Fee and Costs:

Fees.  Harrisburg shall pay $1.75 per customer call handled by TD.

Expenses and Additional Charges.  TD will reimburse Harrisburg for direct expenses incurred in fingerprinting and security badge administration for PAXTON TD employees.  Fees for pass-through expenses, such as special forms, courier services, special requests, and other charges incurred by TD for goods and services obtained by TD on Harrisburg’s behalf shall be billed to Harrisburg at cost.

COMPLIMENTARY STORE SERVICES

A.  Services to be provided:

TD shall provide Harrisburg with Commerce Online services, including Internet banking administration services, bill payment administration services, and related support services.

TD shall rely on information provided by Harrisburg and shall have no obligation or responsibility to audit, check or verify the items provided, including without limitation to: (a) verify account names, threshold, limits, addresses, fees and charges imposed by Harrisburg on its customers and other similar matters; (b) place stop payments and holds on accounts; and (c) determine the accuracy, completeness or authenticity of account holders, account information or account statuses.

B.  Harrisburg Responsibilities:

1.	Harrisburg shall assume full responsibility for the accuracy, completeness, and authenticity of all account holders and account information furnished to TD.

2.	Harrisburg shall provide to TD all data, information, management decision(s), regulatory interpretations and policy guidelines as TD reasonably requires.

3.
Harrisburg shall provide to TD all contact lists and escalation procedures to ensure that production problems and other issues requiring attention are addressed on a timely basis by the appropriate individual(s).

C.  Fees and Costs:

             Fees.  None.

Expenses and Additional Charges.  Harrisburg shall pay fees for pass-through expenses (as set forth in the Pricing Exhibit attached hereto), such as third party processing and materials including but not limited to forms, supplies, and plastics.  Harrisburg shall furnish (or, if TD agrees to so furnish, reimburse TD for) any special forms, supplies or courier services applicable to the provision of the services listed herein.

COMPLIMENTARY STORE SERVICES - Pricing Exhibit

Service	Volume	Price	Total
Annual Charges – License Fees
Yearly Corillian Harrisburg Site Maintenance	1	$25,000
Yearly Corillian User Maintenance	37,000	$1.00
Yearly Intuit Gold Support Fee (Quicken)	1	$10,000
Monthly Charges - License Fees
Corillian Additional Users		$1.90
Princeton eCom Bill Pay		$_**____
Current Total Due
* *Based on the current contract with PrincetonEcom, the current price based on volume tiering is as follows:
Paper Payments	$ 0.37
Electronic Payments	$ 0.08
Current % of payments sent electronically	76.00%
Current % of payments sent by paper check	24.00%

TRANSACTION SERVICES

A.  Services to be provided:

TD shall provide the basic item processing services listed in attached Exhibit A, including but not limited to Inclearing, POD, Finesort, Mail Rendering, Returns and Adjustments (“Item Processing”), and shall fulfill the performance standards set forth in Exhibit B.  TD shall provide sort pattern changes and application testing services for Harrisburg’s function migration.  Should Harrisburg desire conversion testing, support and training in connection with such transaction services, TD shall perform all necessary work as documented in written statements of work as part of the TD Project Methodology.

The service levels set forth below are intended to establish TD’s performance of the Item Processing prerequisites.

a.	Service levels shall include nine (7) critical service standard categories:
i.	Files Extracts – Inclearing and POD Items
ii.	Statement Rendering – Image and Non-image
iii.	Transit Cash Letter Processing
iv.	Image Item Storage and Archive
v.	Print Statements and Notices
vi.	Exceptions Item Pull & Statement Cycle Finesort
vii.	Controlled Disbursement

b.	Service level prerequisites shall comprise five (4) levels:
i.	Item/Work Time Delivery
ii.	Incoming Work Quality
iii.	Outgoing Return Item Payment Decisions
iv.	Incoming Return Special Instructions

B.  Harrisburg Responsibilities:

1.	Harrisburg shall deliver to TD all items in a condition consistent with the generally accepted requirements of a high-speed image processing operation.

2.
Harrisburg shall assume full responsibility for the accuracy, completeness, and authenticity of all items furnished to TD.  TD will rely thereon and shall have no obligation or responsibility to audit or check such items to (a) verify dates, signatures, amounts, authorizations, endorsements, payment notices, collection times, fees and charges imposed by Harrisburg on its customers and other similar matters on all items delivered to TD; (b) place stop payments and holds on accounts; and (c) determine the accuracy of all magnetic ink inscribed or appearing on items, regardless of by whom or when inscribed.

3.	Harrisburg shall provide Inclearing, Un-encoded and Pre-encoded over-the-counter items to TD each business day (Monday through Friday) as follows:

•	Inclearing Items - 100% by 9:00 a.m.
•	SDS Items - 100% by 8:00 a.m.

4.	Harrisburg shall provide to TD such data and information, management decision(s), regulatory interpretations and policy guidelines as TD reasonably requires.

5.
Harrisburg shall provide to TD contact lists and escalation procedures to ensure that production problems and other issues requiring attention are addressed on a timely basis by the appropriate individual(s).

C.  Fees and Costs:

Basic Services Fee:

•
Monthly Fees.  Harrisburg shall pay a minimum monthly fee of $79,003, as set forth on Exhibit A (Basic Service Fee Schedule at the volumes and amounts outlined, less any monthly credits or adjustments).

•
Fee Basis.  A monthly service fee shall be calculated using average item volumes and unit cost pricing per job function.  The fee shall be derived by multiplying the item volumes provided by TD, and agreed upon by Harrisburg, and published in the Basic Service Fee Schedule, by the Harrisburg unit cost factor per function.

Conversion Fee.  Harrisburg will pay all software technical support, application development, file extract creation and associated on-site travel related expenses (if required) to support the function migration.  Where appropriate, vendor invoices will be billed directly to Harrisburg.

Expenses and Additional Charges.  Fees for pass-through expenses, such as correspondent bank charges, postage, zip sort, branch hub courier, mailing supplies, forms and paper, and other charges incurred by TD for goods or services obtained by TD on Harrisburg’s behalf shall be billed to Harrisburg at cost, plus any TD service fees if applicable.

Travel Expenses. Harrisburg shall reimburse any consultants that the Parties mutually agree to employ for all out-of-pocket expenses such as travel, lodging, and related expenses, which shall be incurred at the request of and approved by the Parties.  All other expenses are the responsibility of the consultant.

Invoicing. TD will produce a monthly invoice, which is payable by Harrisburg within 30 days of presentment.

Fee Change Basis.  TD shall apply a 20% volume growth allowance per job function.  Harrisburg will adjust the unit cost and minimum monthly fee pricing per function when the allowable growth factor is exceeded.  The actual volume growth and the resulting staffing and capital impact will determine the actual adjustment.

TRANSACTION SERVICES

Exhibit A - Basic Services Fee Schedule

Item Processing Services

Function	Current Volume as of 3/31/06	Unit Cost ($)
Inclearing	732,542	0.021
Inclearing Rejects	14,693	0
POD	770,808	0.035
POD Rejects	10,993	0
Data Entry/Recon	654,572	0.024
Transit Dispatch	763,219	0.003
Finesort	91,605	0.022
Exceptions	45,312	0.022
Inbound Returns	2,144	0.109
Outbound Returns	11,020	0.109
Unposted	6,006	0.109
DDA Statements – Auto	96,452	0.068
DDA Statements- Checks	6,468	0.068
Savings Others	30,239	0.068

Other Expense	TD Expense	Harrisburg Expense
Correspondent Bank Charges		X
Postage		X – pass-through
Zip Sort		X – pass-through
Federal Reserve Courier
Branch Hub Courier**		X
Weekend/Westbound Courier**	X	X – direct bill credit **
Mailing Supplies		X
Forms and Paper		X

**As agreed upon between Harrisburg and TD, Branch Hub Courier would be Harrisburg’s responsibility, while Westbound Courier would remain a TD charge.  Harrisburg is directly billed for Westbound Courier services provided by AEX.  A credit adjustment to the monthly transaction services bill in the amount of $8,442 per month shall be processed until amended by mutual agreement of the parties, or upon elimination of the service requirement, i.e. Harrisburg remote capture site.

TRANSACTION SERVICES

Exhibit B - Transaction Services Performance Standards

The measurements and service levels set forth below are intended to ensure TD’s performance of the services and Harrisburg’s performance of service level prerequisites.  TD performance standards are measured monthly except as where noted.

1.  File Extract

A. Harrisburg Prerequisite

Inclearing Items from the Federal Reserve Bank and other financial institutions are delivered to TD, according to the schedule below.  Over-the-Counter Items, Transit Items and Pre-encoded Items are presented in a condition consistent with the generally accepted requirements of a high-speed image processing operation according to the predetermined delivery schedule.

Pre-encoded Items are presented in the standard format of not greater than 250-300 items per batch, a listing for each bundle, physical item order matches list tape for each bundle and Credits are pre-encoded.

Inclearing, Un-encoded and Pre-encoded Over-the-Counter (OTC) items will be delivered to TD each Business Day (Monday through Friday) as follows: Inclearing Items - 100% by 09:00 and SDS -100% by 08:00.

B.  TD Service Level Standard

Complete transmission of Item Posting Files or delivery of CD-ROM according to the following schedule eighty-nine (89) percent of each month’s Business Days.

Inclearing - 18:00 Monday thru Friday, POD Items File –  12:00 a.m. Monday thru Friday.

2. Statement Rendering

A. Harrisburg Prerequisite

For TD IT Services, delivery of statement print by 8:00 a.m. on the first Business Day after the Statement Cycle Date. TD to forward the statement cycle file by 05:00 of the first Business Day after the Statement Cycle Date for all statement cycles.  The delivery of finesorted items in account number order by 17:00 on the Business Day following the Statement Cycle Date for all statement cycles.  Harrisburg will deliver marketing inserts to TD five (5) Business Days prior to insertion and must be of a size, format and quality required by automated statement rendition equipment and acceptable to Harrisburg and TD.

B.  TD Service Level Standard

Daily Image Statement Cycles: 100% of non-crippled paper, including mutilated statements requiring reprint, will be rendered and made available for pickup by Harrisburg’s zip-sort vendor, 75% on Business Day 1 and 25% on Business Day 2, after the printed statements are received.

Daily Non-Image Statement Cycles: 100% of finesorted checks, non-crippled paper, including mutilated statements requiring reprint, will be rendered and made available for pickup by Harrisburg’s zip-sort vendor, 75% on Business Day 2 and 25% on Business Day 3, after the printed statements are received.

EOM Statement Cycle: 100% of month end non-crippled paper, including mutilated statements requiring reprint, will be rendered and made available for pickup by Harrisburg’s zip-sort vendor, 20% each Business Day for a total of five (5) Business Days after the Statement Cycle Date.

TD will print statements prior to 7:00 on the first Business Day following the Statement Cycle Date.  The print quality must be consistent with that required by automated ZIP code sorting equipment and acceptable to Harrisburg, TD and TD’s zip-sort vendor.

Meet Service Level Standard ninety-five (95) percent of each month’s Business Days.

3. Transit Cash Letter Processing

A. Harrisburg Prerequisite

Over-the-Counter Un-encoded and Pre-encoded Items are presented in a condition consistent with the generally accepted requirements of a high-speed item processing operation according to the delivery schedule.  Items are presented in the format of credit(s) before the associated debit(s), not greater than 250-300 Items per batch, a tape listing for each bundle and the physical Item order matches list tape for each bundle.

Over-the-Counter Items and Pre-encoded Items are delivered twice daily to TD on the following schedule: Monday to Friday, 60% by 19:30, 100% by 21:30.  The MICR reject rate will not exceed 1%.  If reject rate exceeds 1%, normal SLA’s will not be applicable.

B. TD Service Level Standard

On-time release by TD of Transit Cash Letters to meet deadlines established by the Federal Reserve Bank of Philadelphia, Liberty Clearing House or other upstream correspondents utilized by Harrisburg with no more than fifteen (15) cash letter exceptions per one hundred thousand (100,000) Transit Items processed, said exception rate to be adjusted over time. Outgoing cash letters will be labeled according to reasonable Harrisburg requirements and instructions, said requirements subject to change.

Meet Service Level Standard ninety-five (95) percent of each month’s Business Days.

C. Measurement

TD will provide to Harrisburg monthly Transit Item volume and dollar total, reporting of Federal Reserve Bank and upstream correspondent cash letter deadline misses, incoming work time deliveries and volume percentages per run extracted from the Receive Sentry application.

Harrisburg will present Cash letter exceptions to TD for review, validation and tracking. Transit Cash Letter exceptions refer only to free or missing Item conditions created by TD, encoding errors committed by TD and packaging and labeling errors reported.

4. Image Item Storage and Archive

A. Harrisburg Prerequisite

Inclearing Items from the Federal Reserve Bank, Clearing House and other financial institutions and the Over-the-Counter Items, Transit Items and Pre-encoded Items will be presented in a condition consistent with the generally accepted requirements and according to schedule and percentages listed in section 2 of the Customer Deliverables.

B. TD Service Level Standard

Inclearing and Over-the-Counter check images will be available to Harrisburg users each day, Monday through Saturday, between the hours of 07:00 and 20:00.  If the image archive is unavailable as a result of a failure that is within TD’s scope of control, TD will retrieve Item images from the archive, or retrieve available original items.

Meet Service Level Standard ninety-five (95) percent of each month’s Business Days.

C. Measurement

TD daily status reports.  Harrisburg reported instances where archived image Items access was late or unavailable.

5. Print Statements and Notices

A. Harrisburg Prerequisite

Errors reported to TD as they are reported to Harrisburg by their end-users and customers.

B. TD Service Level Standard

TD will laser print Harrisburg statements in simplex mode as is mutually agreed to by Harrisburg and TD.  Conventional statement print quality must be legible and readable, of a quality that is consistent with that required by automated ZIP code sorting equipment and acceptable to Harrisburg zip-sort vendor and reasonably acceptable to Harrisburg’s end-user.

Meet Service Level Standard ninety-five (95) percent of each month’s Business Days.

C. Measurement

Harrisburg maintained log of end-Harrisburg complaints, a copy of which will be provided to TD for review, validation and tracking.

6. Exception Item Pull and Statement Cycle Finesort

A. Harrisburg Prerequisite

Transmission of Exception Item pull file to TD completed prior to 04:00 a.m. on Tuesday or day following a holiday, 02:30 a.m. on Wednesday through Saturday.  Transmission of the Harrisburg Statement Cycle Finesort completed prior to 4:00 am on the designated cycle dates.

B. TD Service Level Standard

Harrisburg Exception items will be delivered to MTL Returns unit by 06:30 a.m. on Monday and Wednesday through Friday Business Days and 08:00 on Tuesday Business Days. Statement Cycle Finesort will be completed and delivered to the MTL Statement Rendering unit by 12:00 p.m. on the Business Day following the statement cycle cut.

Meet Service Level Standard ninety-five (95) percent of each month’s Business Days.

C. Measurement

TD daily status report.  TD reported instances where file transmissions are not completed prior to the established time.  Harrisburg internal reported instances where the exception items and the statement finesort are not available prior to the established time.

7. Controlled Disbursement

A. Harrisburg Prerequisite

Inclearing Items from the Federal Reserve Bank are delivered to TD in Mt. Laurel by 9:00 a.m.  Incoming SDS items from Mellon Bank, M&T Bank, Citizens Bank, Bank of America, Wachovia Bank and PNC Bank are delivered to TD by 8:00 a.m. Monday to Friday.  Harrisburg is responsible for notifying TD of any additional accounts to be added to reporting mechanism or those accounts to be deleted.  Reporting modifications will take effect 24 hours from time of notification.

B. TD Service Level Standard

TD will capture the above presentment and provide by 11:00 a.m. daily a summary report of all activity on Harrisburg specified Corporate accounts.  Report will identify total volume and dollars for each account, and consist of all checks captured/balanced up through the 11:00 a.m. deadline.  Report will be dispatched to a designated Harrisburg representative via email and/or fax.

C. Measurement

TD daily status reports listing reported instances where the report was not delivered prior to the established time.

8. Incoming & Outgoing Returns

A. Harrisburg Prerequisite

Harrisburg will complete all Outgoing NSF/UCF payment decisions on D3000 prior to 12 p.m. daily.  All Unposted payment decisions must be phoned or faxed to TD Returns unit prior to 12 p.m. daily.  Large Dollar verification payment decision, requested by TD, must be completed prior to 2 p.m.  Harrisburg must provide any Incoming (RDI) special instruction requests to TD in a timely matter via email (re: special handling or mailing address).

B. TD Service Level Standard

TD will release Returns Cash Letters to IP to meet deadlines established by the Federal Reserve Bank of Philadelphia.  All Inclearing Return Items from the Federal Reserve Bank will be processed the same day received.  TD will forward all Overdrawn Return Deposited Items the following morning to Harrisburg’s Security unit via the established internal mail delivery between the two sites.  The delivery will leave MTL at 6:30 a.m. and arrive at the Harrisburg Operations Center by 9:30 a.m.

C. Measurement

TD daily management reports.  TD reported instances where file transmissions are not completed prior to the established time.

NJ Services – Additional Service Activities

Network
1.	McGuire Forecasting to service performance modeling & market value calculations
2.	Encore new account forms

AML/BSA
3.	Crystal reports for Atchley Suspects, Wires, CIP information alerts

Cash Management
4.	Secure ID tokens
5.	Remote Deposit
6.	Merchant Credit Cards Heartland
7.	Corporate payment notification

Deposit Loss & Fraud
8.	Formatting and delivery of visa reports

Technology
9.	A2i support and hosting
10.	Lexis Nexis file transmission for day 2 processing
11.	Collections file transmission – to CARMS Pro application
12.	ATM staging and machine certification
13.	PHEAA BAI file
14.	Karns BAI file
15.	FTP transmissions
16.	Data Exchange
17.	RDI special handling
18.	Credit Bureau file transmission (monthly)
19.	AA statement file upload to Kirchman

Transaction Services
20.	Foreign check special handling
21.	Administration of ORA database

Other
22.	Referrals to capital market, insurance, leasing

SCHEDULE A-2

TAIL SERVICES

Historical information for AFS, MCIS, subpoena processing and TREEV

SCHEDULE B

MILESTONE EVENTS

1.
The Parties complete and publish (i) a draft detailed integrated conversion and transition plan, project charters to include core, non-core applications, services, and infrastructure, by November 28, 2008, and (ii) the final detailed integrated conversion and transition plan to include ancillary applications by December 15, 2008.

2.	TD provides full file data cuts, effective after nightly processing January 23, 2009; delivery no later than January 26, 2009.

3.	Harrisburg completes the network infrastructure build-out by January 31, 2009.

4.	TD provides all signature cards and snippets by February 23, 2009.

5.	Harrisburg completes core and noncore data verification conversion by February 23, 2009.

6.	TD delivers all deposit, check and statement images from July 1, 2008 to Current date by March 13, 2009.

7.	TD provides full file data cut, effective date as of April 10, 2009 after nightly processing; delivery no later than April 13, 2009.

8.	TD provides full image file containing eighteen (18) months of all check, deposit and statement images by April 10, 2009.

9.	TD provides full file data cut, effective date as of May 15, 2009 after nightly processing; delivery immediately following batch processing by an agreed AM delivery time on May 16, 2009.

10.	Harrisburg completes mock conversion readiness sign-off for live conversion by May 20, 2009.

11.	TD provides full file data cut, effective as of June 12, 2009 after nightly processing; delivery immediately following batch processing by an agreed AM delivery time June 13, 2009.

12.	Harrisburg implements Go-Live Transition on June 13, 2009.

13.	Harrisburg completes all Core Services (other than Tail Services) by July 15, 2009.

14.	The Parties complete all Tail Services by August 15, 2009, including TD provides seven years of all images including but not limited to check, deposit, statement images (the remaining 5.5 years, related to Milestone 8) and reports.

 SCHEDULE C

PRIOR MARKS

Title	Reg./App. No.	Current Owner
THERE’S NO PLACE LIKE COMMERCE!	3,283,043	Commerce Bancorp, LLC
MONEY ROCKS!	3,262,905	Commerce Bancorp, LLC
C AND DESIGN	3,068,258	Commerce Bancorp, LLC
AMERICA’S MOST CONVENIENT GIFT	3,133,194	Commerce Bancorp, LLC
MAKING MONEY MAKE SENSE	2,931,623	Commerce Bancorp, LLC
WOW! THE CUSTOMER	2,961,932	Commerce Bancorp, LLC
AMERICA’S #1 BANK	3,235,767	Commerce Bancorp, LLC
WOW ANSWER GUIDE AND DESIGN	2,572,852	Commerce Bancorp, LLC
WOW ANSWER GUIDE	2,570,816	Commerce Bancorp, LLC
C COMMERCE BANK AND DESIGN	3,214,418	Commerce Bancorp, LLC
CAMP BUSINESS AND DESIGN	3,009,960	Commerce Bancorp, LLC
MOST CONVENIENT BANK	3,204,243	Commerce Bancorp, LLC
C AND DESIGN	2,506,199	Commerce Bancorp, LLC
COMMERCE C COMMERCIAL LEASING	2,795,525	Commerce Bancorp, LLC
COMMERCE TRADEFINANCEDIRECT	3,177,453	Commerce Bancorp, LLC
COMMERCE UNIVERSITY	3,115,621	Commerce Bancorp, LLC
PENNY ARCADE	3,102,701	Commerce Bancorp, LLC
RED FRIDAY	3,104,346	Commerce Bancorp, LLC
CAMP BUSINESS	2,914,229	Commerce Bancorp, LLC
AMERICA’S MOST CONVENIENT INVESTMENTS	3,012,501	Commerce Bancorp, LLC
CAMP BUSINESS: THE LEARNING JOURNEY	2,911,543	Commerce Bancorp, LLC
COMMERCE U C UNIVERSITY AND DESIGN	2,996,378	Commerce Bancorp, LLC
THE LEARNING JOURNEY	2,862,324	Commerce Bancorp, LLC
AMERICA’S MOST CONVENIENT INSURANCE	2,922,054	Commerce Bancorp, LLC

Title	Reg./App.No.	Current Owner
AMERICA’S MOST CONVENIENT BANK	2,890,738	Commerce Bancorp, LLC
COMMERCEWOW!ZONE	2,671,666	Commerce Bancorp, LLC
COMMERCEWOW! ZONE AND DESIGN	2,680,303	Commerce Bancorp, LLC
COMMERCE TREASURYDIRECT	2,839,401	Commerce Bancorp, LLC
COMMERCE CHECKVIEW	2,831,145	Commerce Bancorp, LLC
COMMERCE	2,084,001	Commerce Bancorp, LLC
AMERICA’S MOST CONVENIENT BANK	2,462,917	Commerce Bancorp, LLC
YESBANK.COM	2,917,576	Commerce Bancorp, LLC
THE YES BANK	2,331,011	Commerce Bancorp, LLC
THE COMMERCE ADVANTAGE	2,708,238	Commerce Bancorp, LLC
1-800-YES-2000	2,533,220	Commerce Bancorp, LLC
COMMERCE CAPITAL MARKETS	2,664,917	Commerce Bancorp, LLC
AMERICA’S MOST CONVENIENT BANK	2,260,060	Commerce Bancorp, LLC
CAMP-NJ	2,555,571	Commerce Capital Markets, Inc.
MONEY ROCKS! AND DESIGN	78/733,688	Commerce Bancorp, LLC
YOU’VE EARNED IT!	78/710,749	Commerce Bancorp, LLC
AMERICA’S MOST CONVENIENT GIFT	78/532,315	Commerce Bancorp, LLC
AMERICA’S COMMERCE BANK	78/764,450	Commerce Bancorp, LLC
ESCROWDIRECT	78/545,599	Commerce Bancorp, LLC
COMMERCE REWARDS	78/710,746	Commerce Bancorp, LLC
COMMERCE C CAPITAL MARKETS AND DESIGN	78/807,821	Commerce Bancorp, LLC
COMMERCE BANC INSURANCE SERVICES	78/962,454	Commerce Bancorp, LLC
COMMERCE C BANC INSURANCE SERVICES AND DESIGN	78/920,813	Commerce Bancorp, LLC
COMMERCE C WEALTH MANAGEMENT AND DESIGN	77/209,408	Commerce Bancorp, LLC

Title	Reg./App.No.	Current Owner
COMMERCE WEALTH MANAGEMENT	77/190,893	Commerce Bancorp, LLC
COMMERCE BANC INSURANCE AGENCY	77/007,716	Commerce Bancorp, LLC
AMERICA’S BEST BANK	77/026,760	Commerce Bancorp, LLC
COMMERCE INSURANCE SERVICES	76/519,871	Commerce Bancorp, LLC
COMMERCE RAPIDDEPOSIT	76/595,029	Commerce Bancorp, LLC
WOW	76/536,100	Commerce Bancorp, LLC
PENNY ARCADE	76/977,915	Commerce Bancorp, LLC
WOW!	76/519,868	Commerce Bancorp, LLC

Title	Reg./App. No.	Current Owner	State of Reg. or App.
C	199806232	Commerce Bancorp, LLC	Delaware
C COMMERCE BANK	(200)51856245	Commerce Bancorp, LLC	Delaware
COMMERCE NATIONAL	(200000)70367	Commerce Bancorp, LLC	Delaware
COMMERCE BANK	(199)9806231	Commerce Bancorp, LLC	Delaware
COMMERCE	9806233	Commerce Bancorp, LLC	Delaware
COMMERCE BANK	20521	Commerce Bancorp, LLC	New Jersey
C	20522	Commerce Bancorp, LLC	New Jersey
COMMERCE	20523	Commerce Bancorp, LLC	New Jersey
COMMERCE NATIONAL	20520	Commerce Bancorp, LLC	New Jersey
C COMMERCE BANK	22189	Commerce Bancorp, LLC	New Jersey
COMMERCE BANK	N/A	Commerce Bancorp, LLC	Virginia

www.commercepc.com

SCHEDULE D

PENNSYLVANIA COUNTY LIST

Adams
Berks
Bradford
Carbon
Centre
Clinton
Columbia
Cumberland
Dauphin
Franklin
Fulton
Huntingdon
Juniata
Lackawanna
Lancaster
Lebanon
Luzerne
Lycoming
Mifflin
Monroe
Montour
Northumberland
Perry
Pike
Potter
Schuylkill
Snyder
Sullivan
Susquehanna
Tioga
Union
Wayne
Wyoming
York

SCHEDULE E

PROHIBITED MARKS

Any trademark containing:

1.  COMMERCE

2.  MOST CONVENIENT or MORE CONVENIENT

3.  YES

4.  WOW

5.  A RED C AS A STANDALONE OR DISTINCTIVE MARK

6.  RED [DAY OF WEEK]

7.  PENNY ARCADE